EXHIBIT 10.2

CERTAIN INFORMATION IN THIS DOCUMENT, MARKED BY [***], HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, ITEM 601(b)(10)(iv). SUCH EXCLUDED INFORMATION IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made and dated as of June 15, 2022 and is entered into by and among AKERO THERAPEUTICS, INC., a Delaware corporation, and each of its Subsidiaries from time to time party hereto as borrower (individually and collectively referred to as the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (collectively, referred to as the “Lenders”) and HERCULES CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent and collateral agent for itself and the Lenders (in such capacity, the “Agent”).

RECITALS

A. Borrower has requested the Lenders make available to Borrower up to four tranches of term loans in an aggregate principal amount of up to One Hundred Million Dollars ($100,000,000) (the “Term Loans”); and

B. The Lenders are willing to make the Term Loans on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, Borrower, Agent and the Lenders agree as follows:

SECTION 1.
DEFINITIONS AND RULES OF CONSTRUCTION
1.1
Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“Account Control Agreement(s)” means any agreement entered into by and among the Agent, Borrower and a third-party bank or other institution (including a Securities Intermediary) in which Borrower maintains a Deposit Account or an account holding Investment Property and which perfects Agent’s first priority security interest in the subject account or accounts.

“ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit H, which account numbers shall be redacted for security purposes if and when filed publicly by the Borrower.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business, line of business or division or other unit of operation of a Person, (b) the acquisition of fifty percent (50%) or more of the Equity Interests of any Person, whether or not involving a merger, consolidation or similar transaction with such other Person, or otherwise causing any Person to become a Subsidiary of Borrower, or (c) the acquisition of, or the right to use, develop or sell (in each case, including through licensing (other than “off-the-shelf” licenses)), any product, product line or intellectual property of or from any other Person.

“Advance(s)” means a Term Loan Advance.

“Advance Date” means the funding date of any Advance.

“Advance Request” means a request for an Advance submitted by Borrower to Agent in substantially the form of Exhibit A, which account numbers shall be redacted for security purposes if and when filed publicly by the Borrower.

“Affiliate” means (a) any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question, (b) any Person directly or indirectly owning, controlling or holding with power to vote ten percent (10%) or more of the outstanding voting securities of another Person, (c) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held by another Person with power to vote such securities, or (d) any Person related by blood or marriage to any Person described in subsection (a), (b) or (c) of this paragraph. As used in the definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Loan and Security Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Akero Therapeutics” means Akero Therapeutics, Inc., a Delaware corporation.

“Amgen License” means that certain License Agreement dated June 7, 2018 by and between Amgen Inc. and Akero Therapeutics, as amended, restated, supplemented or otherwise modified from time to time.

“Amortization Date” means July 1, 2024; provided however, if the Interest Only Extension Conditions are satisfied, then July 1, 2025.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption, including without limitation the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and other similar legislation in any other jurisdictions.

“Anti‑Terrorism Laws” means any laws, rules, regulations or orders relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Borrower Products” means all products, software, service offerings, technical data or technology currently being designed, manufactured or sold by Borrower or which Borrower intends to sell,

license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by Borrower since its formation.

“Borrower’s Books” means Borrower’s or any of its Subsidiaries’ books and records including ledgers, federal, state, local and foreign tax returns, records regarding Borrower’s or its Subsidiaries’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Business Day” means any day other than Saturday, Sunday and any other day on which banking institutions in the State of California are closed for business.

“Cash” means all cash, cash equivalents and liquid funds.

[***]

“Change in Control” means any (x) reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of Akero Therapeutics, sale or exchange of outstanding shares (or similar transaction or series of related transactions) of Akero Therapeutics in which the holders of Akero Therapeutics’ outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than fifty percent (50%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether Akero Therapeutics is the surviving entity or (y) “change of control”, “fundamental change”, “make-whole fundamental change” or any comparable term under and as defined in any indenture governing any Permitted Convertible Debt Financing has occurred.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Common Stock of Akero Therapeutics.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any Indebtedness, lease (excluding operating leases of real property), dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed, without duplication of the primary obligation, to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States of America, any State thereof, or of any other country.

“Default” means any event, circumstance or condition that has occurred or exists, that would, with the passage of time or the requirement that notice be given or both, become an Event of Default.

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.

“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition (a) mature or are mandatorily redeemable (other than solely for Qualified Equity Interests) pursuant to a sinking fund obligation or otherwise on or prior to one hundred eighty (180) days following the Term Loan Maturity Date at the time such Equity Interests are issued (it being understood that if any such redemption is in part, only such part coming into effect prior to one hundred eighty (180) days following the Term Loan Maturity Date shall constitute Disqualified Equity Interests) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Secured Obligations), (b) are redeemable at the option (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Secured Obligations) of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, on or prior to one hundred eighty (180) days following the Term Loan Maturity Date at the time such Equity Interests are issued, (c) provide for scheduled payments of dividends in cash or cash equivalents on or prior to one hundred eighty (180) days following the Term Loan Maturity Date at the time such Equity Interests are issued, or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is one hundred eighty (180) days after the Term Loan Maturity Date.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof, the District of Columbia, or any other jurisdiction within the United States of America.

“Due Diligence Fee” means Fifty Thousand Dollars ($50,000), which fee has been paid to the Agent prior to the Closing Date, and shall be deemed fully earned on such date regardless of the early termination of this Agreement.

“EFX Trial” means the randomized, double-blind, placebo-controlled HARMONY clinical trial sponsored by Borrower to evaluate the safety and effectiveness of efruxifermin in non-cirrhotic subjects with non-alcoholic steatohepatitis (NASH).

“Equity Interests” means, with respect to any Person, the capital stock, partnership or limited liability company interest, or other equity securities or equity ownership interests of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Excluded Accounts” means (a) Deposit Accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Borrower’s employees holding an aggregate amount across all such accounts of not more than amounts needed for the then-next two (2) payroll cycles and (b) any accounts held by MSC Subsidiary.

“Facility Charge” means 0.50% of the principal amount of any Advance (other than a Tranche I Advance), which is payable to the Lenders in accordance with Section 4.2(d).

“FDA” means the U.S. Food and Drug Administration or any successor thereto.

“Foreign Subsidiary” means any Subsidiary other than a Domestic Subsidiary.

“FSHCO” means any Domestic Subsidiary (including any disregarded entity for U.S. federal income tax purposes), substantially all of the assets of which consist of, directly or indirectly, Equity Interests in (or Equity Interests in and indebtedness of) one or more “controlled foreign corporation” within the meaning of Section 957 of the Code.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Indebtedness” means indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business due within ninety (90) days), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, (d) all equity securities of any Person subject to repurchase or redemption other than at the sole option of such Person, (e) “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature arising out of purchase and sale contracts, (f) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements (other than those arising in the ordinary course of business), (g) non-contingent obligations to reimburse any bank or Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, and (h) all Contingent Obligations.

“Initial Facility Charge” means a charge of One Hundred Thousand Dollars ($100,000).

“Intellectual Property” means all of Borrower’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; Borrower’s applications therefor and reissues, extensions, or renewals thereof; and Borrower’s goodwill associated with any of the foregoing, together with Borrower’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Interest Only Extension Conditions” shall mean satisfaction of each of the following events: (a) no Default or Event of Default shall have occurred and is continuing; and (b) the Tranche III Milestone Date has occurred.

“Investment” means (a) any beneficial ownership (including stock, partnership, interests, limited liability company interests, or other securities) of or in any Person, (b) any loan, advance or capital contribution to any Person, (c) any Acquisition or (d) other transfers on behalf of or in connection with any equity ownership or similar transfers.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreements” means for each Subsidiary, a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit F.

“License” means any Copyright License, Patent License, Trademark License or other Intellectual Property license of rights or interests.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

“Loan” means the Advances made under this Agreement.

“Loan Documents” means this Agreement, the promissory notes (if any), the ACH Authorization, the Account Control Agreements, any Joinder Agreements, all UCC Financing Statements, the Warrant and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.

“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets or financial condition of Borrower and its Subsidiaries taken as a whole; or (ii) the ability of Borrower to perform or pay the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of Agent or the Lenders to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Collateral or Agent’s Liens on the Collateral or the priority of such Liens.

“Material Agreement” means (a) the Amgen License, (b) the Master Services Agreement between Akero Therapeutics and Labcrop Drug Development Inc. f/k/a Covance, Inc. (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), (c) the Master Services Agreement between Akero Therapeutics and Medpace, Inc. (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), (d) the Master Services Agreement between Akero Therapeutics and Vetter Pharma International GmbH (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), (e) the Technology Transfer and Clinical Supply Agreement between Akero Therapeutics and Boehringer Ingelheim Biopharmaceutical GmbH (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), and (f) any license, agreement or other contractual arrangement involving the receipt or payment of amounts in the aggregate exceeding Five Hundred Thousand Dollars ($500,000) per fiscal year.

“Maximum Term Loan Amount” means One Hundred Million Dollars ($100,000,000).

“MSC Investment Conditions” means that Borrower maintains Qualified Cash in an amount equal to or greater than the lesser of (i) one hundred and ten percent (110%) of the aggregate outstanding Secured Obligations (inclusive of any Prepayment Charge and End of Term Charge that would be due and owing if the outstanding Loans were prepaid at the time of measurement) or (ii) one hundred percent (100%) of the consolidated Cash of Borrower and its Subsidiaries, unless compliance with the foregoing conditions are waived in writing from time to time by Agent (in its sole discretion) with respect to specified periods.

“MSC Subsidiary” means Akero Securities Corporation, a wholly-owned Subsidiary incorporated in the Commonwealth of Massachusetts or the State of Delaware for the purpose of holding Investments as a Massachusetts security corporation under 830 CMR 63.38B.1 of the Massachusetts tax code and applicable regulations (as the same may be amended, modified or replaced from time to time).

“Non-Core Intellectual Property” means any Intellectual Property not material to Borrower’s business upon prior consultation with Agent.

“Non-Disclosure Agreement” means that certain Non-Disclosure Agreement by and between Agent and Borrower dated as of March 31, 2022.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States of America or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States of America or any other country.

“Perfection Certificate” means a completed certificate entitled “Perfection Certificate” delivered by Borrower to Agent and the Lenders, signed by Borrower.

“Permitted Convertible Debt Financing” means issuance by Akero Therapeutics of convertible notes in an aggregate principal amount of not more than Two Hundred Million Dollars ($200,000,000); provided that such convertible notes shall (a) both immediately prior to and immediately after giving effect (including pro forma effect) thereto, no Default or Event of Default shall exist or result therefrom, (b) have no scheduled amortization or principal payments, mandatory redemptions or other required payments of principal prior to the date that is one hundred eighty (180) days after the Term Loan Maturity Date, other than customary payments upon a “change of control”, “fundamental change”, “make-whole fundamental change” or any comparable term (it being understood that a holder’s option to convert any such Indebtedness into Common Stock (and Cash in lieu of fractional shares) shall not be considered a required mandatory redemption or payment of principal), (c) be unsecured, (d) not be guaranteed by any Subsidiary of Akero Therapeutics that is not a Borrower, (e) contain usual and customary subordination terms for underwritten offerings of senior subordinated convertible notes as reasonably determined in good faith by Borrower’s Board of Directors or a committee thereof, (f) shall be Indebtedness of Akero Therapeutics and not of any Subsidiary thereof, and (g) shall specifically designate this Agreement and all Secured Obligations as “designated senior indebtedness” or similar term so that the subordination terms referred to in clause (d) of this definition specifically refer to such notes as being subordinated to the Secured Obligations pursuant to such subordination terms. For the avoidance of doubt, Permitted Convertible Debt Financing shall not constitute Subordinated Indebtedness.

“Permitted Indebtedness” means:

(i)
Indebtedness of Borrower in favor of any Lender or Agent arising under this Agreement or any other Loan Document;
(ii)
Indebtedness existing on the Closing Date which is disclosed in Schedule 1A;
(iii)
Indebtedness of up to Two Hundred Fifty Thousand Dollars ($250,000) outstanding at any time secured by a Lien described in clause (vii) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the cost of the Equipment or software or other intellectual property financed with such Indebtedness;
(iv)
Indebtedness to trade creditors incurred in the ordinary course of business (due within ninety (90) days), including such Indebtedness incurred in the ordinary course of business with corporate credit cards in an amount not to exceed One Million Dollars ($1,000,000) at any time outstanding;
(v)
Indebtedness that also constitutes a Permitted Investment or is secured by a Permitted Lien;
(vi)
Subordinated Indebtedness;
(vii)
reimbursement obligations in connection with letters of credit that are secured by Cash and issued on behalf of the Borrower or a Subsidiary in an amount not to exceed Two Hundred Thousand Dollars ($200,000) at any time outstanding,
(viii)
the Permitted Convertible Debt Financing;
(ix)
Indebtedness with respect to a Permitted Royalty Transaction that (a) is subordinated to the Secured Obligations pursuant to a subordination or intercreditor agreement on terms and conditions reasonably satisfactory to Agent, and (b) does not have a scheduled maturity date earlier than one hundred eighty (180) days after the Term Loan Maturity Date;
(x)
intercompany Indebtedness as long as either (A) each of the Subsidiary obligor and the Subsidiary obligee under such Indebtedness is a Subsidiary that has executed a Joinder Agreement or (B) each of the obligor and obligee are Foreign Subsidiaries;
(xi)
Indebtedness incurred to finance insurance premiums in the ordinary course of business;
(xii)
Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;
(xiii)
security deposit obligations in connection with the lease of real property in an amount not to exceed Five Hundred Thousand Dollars ($500,000) at any time outstanding;
(xiv)
other unsecured Indebtedness in an amount not to exceed Five Hundred Thousand Dollars ($500,000) at any time outstanding; and
(xv)
extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be, and subject to any limitations on aggregate amount of such Indebtedness.

“Permitted Investment” means:

(i)
Investments existing on the Closing Date which are disclosed in Schedule 1B;
(ii)
(a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least Five Hundred Million Dollars ($500,000,000) maturing no more than one year from the date of investment therein, (d) money market accounts, and (e) Investments made in accordance with Borrower's investment policy, dated as of March 24, 2020 in the form delivered to Agent prior to the Closing Date (as amended or otherwise modified from time to time so long as Agent consents in writing to such investment policy);
(iii)
repurchases of stock of Borrower from former or existing employees, officers, directors, or consultants of Borrower under the terms of applicable repurchase agreements or other similar agreements at the original issuance price of such securities in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases;
(iv)
Investments accepted in connection with Permitted Transfers;
(v)
Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;
(vi)
Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (vi) shall not apply to Investments of Borrower in any Subsidiary;
(vii)
Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of Borrower pursuant to employee stock purchase plans or other similar agreements approved by Borrower’s Board of Directors;
(viii)
Investments consisting of: (A) travel advances and employee relocation loans in the ordinary course of business, and (B) loans to employees, officers, managers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s or its Subsidiary’s Board of Directors or similar governing body; not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate for (A) and (B) from the Closing Date until the time that no Secured Obligations (other than for inchoate indemnification obligations) remain outstanding;
(ix)
Investments in newly-formed Subsidiaries (other than the MSC Subsidiary), provided that each such Subsidiary enters into a Joinder Agreement promptly after its formation and executes such other documents as shall be reasonably requested by Agent;

(x)
Investments in the MSC Subsidiary, so long as an Event of Default does not exist at the time of such Investment and would not exist after giving effect to such Investment and provided that Borrower is, at all times, in compliance with the MSC Investment Conditions;
(xi)
Investments in Foreign Subsidiaries approved in advance in writing by Agent;
(xii)
joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the nonexclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed [***] in any fiscal year;
(xiii)
Investments made in connection with [***] provided that (A) the Tranche II Milestone Date has occurred and (B) such Investments under this clause (xiii) do not exceed Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate at any time; and
(xiv)
additional Investments that do not exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate.

“Permitted Liens” means:

(i)
Liens in favor of Agent or the Lenders;
(ii)
Liens existing on the Closing Date which are disclosed in Schedule 1C;
(iii)
Liens for taxes, fees, assessments or other governmental charges or levies, either not yet due or being contested in good faith by appropriate proceedings diligently conducted; provided, that Borrower maintains adequate reserves therefor on Borrower’s Books in accordance with GAAP;
(iv)
Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of Borrower’s business and imposed without action of such parties; provided, that the payment thereof is not yet required;
(v)
Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder;
(vi)
the following deposits, to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds;
(vii)
Liens on Equipment or software or other intellectual property constituting purchase money Liens and other Liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness”;
(viii)
Liens incurred in connection with Subordinated Indebtedness;

(ix)
leasehold interests in leases or subleases and licenses granted in the ordinary course of business and not interfering in any material respect with the business of the licensor;
(x)
Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due;
(xi)
Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets);
(xii)
statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms;
(xiii)
easements, servitudes, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property;
(xiv)
Liens solely on the royalty interests purchased pursuant to a Permitted Royalty Transaction and proceeds thereon; provided that no Liens shall be granted with respect to any Intellectual Property of Borrower or its Subsidiaries;
(xv)
(A) Liens on Cash or government securities securing obligations permitted under clause (vii) of the definition of Permitted Indebtedness and (B) security deposits in connection with real property leases, the combination of (A) and (B) in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) at any time;
(xvi)
Licenses that qualify as Permitted Transfers;
(xvii)
customary Liens in favor of any financial institution in connection with statutory, common law and contractual rights of setoff and recoupment with respect to any Deposit Accounts and/or securities accounts of Borrower held at such institution, provided that (A) Agent has a first priority perfected security interest in such account and (B) such account is permitted to be maintained pursuant to Section 7.12; and
(xviii)
Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (i) through (xvi) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Permitted Royalty Transaction” means any royalty or revenue interest financing whereby Borrower receives upfront unrestricted (including, not subject to any redemption, clawback, escrow or similar encumbrance or restriction) net cash proceeds of no less than [***] in exchange for rights to receive future payments based on net sales or revenue, as applicable, in an amount not to exceed, in the aggregate for all such Permitted Royalty Transactions, [***] of worldwide net sales or revenue, as applicable, in any calendar year, provided that such royalty or revenue interest financing shall be on terms and conditions, and with a purchaser, in each case consented to in writing by Agent. Notwithstanding anything herein to the contrary, subject to such consent in writing by Agent, a Permitted Royalty Transaction may be structured on a non-recourse basis (other than customary securitization undertakings and/or a pledge of special purpose entity stock) with a special purpose entity that is a wholly owned Subsidiary of Borrower, and in such case Agent and Lenders shall enter into further amendments to the Loan Documents as are reasonably requested by Borrower to give effect to such Permitted Royalty Transactions.

“Permitted Transfers” means:

(i)
sales of Inventory in the ordinary course of business,
(ii)
licenses and similar arrangements for the use of Intellectual Property in the ordinary course of business and on an arms’ length basis, including in connection with business development transactions, co-development or co-promotion transactions, collaborations, licensing, partnering or similar transactions with third parties and that are entered into with commercially reasonable terms, that could not result in a legal transfer of title of the licensed property that may be either (a) exclusive in respects other than territory, or (b) exclusive as to territory but only as to (x) discrete geographical areas outside of the United States of America or (y) for Non-Core Intellectual Property;
(iii)
dispositions of worn-out, obsolete or surplus Equipment at fair market value in the ordinary course of business,
(iv)
use or Transfer of Cash in the ordinary course of business in a manner not prohibited by the terms of this Agreement;
(v)
Transfers by and among Borrower and any Subsidiary that has executed a Joinder Agreement;
(vi)
constituting the making of Permitted Investments, or the granting of Permitted Liens;
(vii)
Transfers consisting of royalty payments in connection with any Permitted Royalty Transaction;
(viii)
sale or issuance of Equity Interests of Akero Therapeutics in the ordinary course of business in a manner not prohibited by the terms of this Agreement; and
(ix)
other Transfers of assets having a fair market value of not more than Five Hundred Thousand Dollars ($500,000) in the aggregate in any fiscal year.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“Pfizer Financing” means the strategic financing arrangement entered into between Pfizer Inc. or its Affiliate (“Pfizer Counterparty”) and Akero Therapeutics after the Closing Date pursuant to which the Pfizer Counterparty shall provide funds to Akero Therapeutics in exchange for a private sale or issuance of Qualified Equity Interests in Akero Therapeutics to the Pfizer Counterparty.

“Qualified Cash” means an amount equal to (a) the amount of Borrower’s Cash held in accounts subject to an Account Control Agreement in favor of Agent, minus (b) the Qualified Cash A/P Amount.

“Qualified Cash A/P Amount” means the amount of Borrower’s accounts payable under GAAP not paid after the 90th day following the invoice for such account payable.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified Equity Issuance Net Proceeds” means the net proceeds in Cash (excluding any conversion of existing notes, share repurchases, or other holdbacks or discounts) received by Akero Therapeutics as consideration for any (a) public or private sale or issuance of any Qualified Equity Interests of Akero Therapeutics, (b) contribution to the equity capital of Akero Therapeutics (other than in exchange for Disqualified Equity Interests), (c) sale or issuance of Indebtedness of Akero Therapeutics (other than intercompany Indebtedness) that has been converted into or exchanged for Qualified Equity Interests of Akero Therapeutics and which constitutes a Permitted Convertible Debt Financing, (d) interest, returns, profits, dividends, distributions and similar amounts received in connection with a Permitted Royalty Transaction, (d) sale or issuance of Subordinated Indebtedness, or (e) entry into a development and commercialization agreement relating to a product candidate of Borrower; provided that the amount of Cash received by Akero Therapeutics is, (i) in the case of clauses (a) and (b) above, measured at the time made and without adjustment for subsequent changes in value, payable for the fair market value of sale, issuance or contribution and any other property received in connection with such sale, issuance or contribution, and paid by any Person that is not Borrower or its Subsidiary, and (ii) in the case of clause (c) above, the aggregate principal amount of Indebtedness so converted or exchanged.

“Qualified Pfizer Net Proceeds” means the net proceeds in Cash (excluding any conversion of existing notes, share repurchases, or other holdbacks or discounts) received by Akero Therapeutics from, or at the direction of, the Pfizer Counterparty as consideration for the Pfizer Financing, as measured at the time made and without adjustment for subsequent changes in value, payable for the fair market value of sale or issuance and any other property received in connection with such sale or issuance.

“Receivables” means (i) all of Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.

“Register” has the meaning specified in Section 11.7.

“Required Lenders” means at any time, the holders of more than fifty percent (50%) of the sum of the aggregate unpaid principal amount of the Term Loan Advances then outstanding.

“Restricted License” means any material License or other material agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such License or agreement or any other property, or (b) for which a default under or termination of could interfere with the Agent’s right to sell any Collateral. For the avoidance of doubt, “Restricted License” does not include any commercially available or open-source software.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SBA Funding Date” means each date on which a Lender which is an SBIC funds any portion of the Term Loans.

“Secured Obligations” means Borrower’s obligations under this Agreement and any Loan Document (other than the Warrant), including any obligation to pay any amount now owing or later arising.

“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions satisfactory to Agent in its sole discretion and subject to a subordination agreement in form and substance satisfactory to Agent in its sole discretion.

“Subsequent Financing” means the closing of any Borrower financing that is broadly marketed to multiple investors after the Closing Date.

“Subsidiary” means an entity, whether a corporation, partnership, limited liability company, joint venture or otherwise, in which Borrower owns or controls, either directly or indirectly, fifty percent (50%) or more of the outstanding voting securities, including each entity listed on Schedule 1 hereto.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan Advance to Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1.

“Term Loan Advance” means each Tranche I Advance, Tranche II Advance, Tranche III Advance, Tranche IV Advance and any other Term Loan funds advanced under this Agreement.

“Term Loan Interest Rate” means for any day a per annum rate of interest equal to the greater of either (i) (x) the prime rate as reported in The Wall Street Journal plus (y) three and thirteen-twentieths of one percent (3.65%), and (ii) seven and thirteen-twentieths of one percent (7.65%).

“Term Loan Maturity Date” means January 1, 2027; provided that if such day is not a Business Day, the Term Loan Maturity Date shall be the immediately preceding Business Day.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States of America, any State thereof or any other country or any political subdivision thereof.

“Tranche II Milestone Date” means the date on which Agent receives evidence reasonably satisfactory to Agent that each of the following events have occurred: [***].
“Tranche III Milestone Date” means the date on which Agent receives evidence reasonably satisfactory to Agent that each of the following events have occurred: [***].

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“Warrant” means any warrant entered into in connection with the Loan, as may be amended, restated or modified from time to time.

1.1
The following terms are defined in the Sections or subsections referenced opposite such terms:

Defined Term	Section
Agent	Preamble
Assignee	11.14
Borrower	Preamble
Claims	11.11(a)
Collateral	3.1
Confidential Information	11.13
End of Term Charge	2.5
Event of Default	9
Financial Statements	7.1
Indemnified Person	6.3
Lenders	Preamble
Liabilities	6.3
Maximum Rate	2.2
Participant Register	11.8
Pfizer Counterparty	1.1
Prepayment Charge	2.4
Publicity Materials	11.19
Register	11.7
Rights to Payment	3.1
SBA	7.16
SBIC	7.16
SBIC Act	7.16
Tranche I Advances	2.1(a)
Tranche II Advances	2.1(a)
Tranche III Advances	2.1(a)
Tranche IV Advances	2.1(a)
Transfer	7.8

1.2
Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP as in effect on the date hereof, and all financial computations hereunder shall be computed in accordance with GAAP as in effect on the date hereof, consistently applied. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.3
If at any time any change in GAAP would affect the computation of any financial requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, Agent, Lenders and the Borrower shall negotiate in good faith to amend such requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, such requirement shall continue to be computed in accordance with GAAP prior to such change.
SECTION 2.
THE LOAN
1.4
Term Loan Advances.
(a)
Term Commitment.
(i)
Tranche I. Subject to the terms and conditions of this Agreement, (A) on the Closing Date, Lenders shall severally (and not jointly) make, and Borrower agrees to draw, a Term Loan Advance in an amount equal to Ten Million Dollars ($10,000,000) in accordance with their respective Tranche I Commitments, and (B) at any time from the Closing Date until June 15, 2023, Borrower may request and Lenders shall severally (and not jointly) make one or more additional Term Loan Advances in minimum increments of Five Million Dollars ($5,000,000) (or if less, the remaining amount of Term Loan Advances available to be drawn pursuant to this Section 2.1(a)(i)(B)) in an aggregate principal amount up to Ten Million Dollars ($10,000,000) in accordance with their respective Tranche I Commitments (such Term Loan Advances, the “Tranche I Advances”). After repayment, no Tranche I Advance (or any portion thereof) may be reborrowed.
(ii)
Tranche II. Subject to the terms and conditions of this Agreement, at any time on or after the Tranche II Milestone Date until December 15, 2023, Borrower may request, and Lenders shall severally (and not jointly) make, one or more additional Term Loan Advances in minimum increments of Five Million Dollars ($5,000,000) (or if less, the remaining amount of Term Loan Advances available to be drawn pursuant to this Section 2.1(a)(ii)) in an aggregate principal amount up to Fifteen Million Dollars ($15,000,000) in accordance with their respective Tranche II Commitments (such Term Loan Advances, the “Tranche II Advances”). After repayment, no Tranche II Advance (or any portion thereof) may be reborrowed.
(iii)
Tranche III. Subject to the terms and conditions of this Agreement, at any time on or after the Tranche III Milestone Date until March 15, 2024, Borrower may request, and Lenders shall severally (and not jointly) make, one or more additional Term Loan Advances in minimum increments of Five Million Dollars ($5,000,000) (or if less, the remaining amount of Term Loan Advances available to be drawn pursuant to this Section 2.1(a)(iii)) in an aggregate principal amount up to Twenty Million Dollars ($20,000,000) in accordance with their respective Tranche III Commitments (such Term Loan Advances, the “Tranche III Advances”). After repayment, no Tranche III Advance (or any portion thereof) may be reborrowed.
(iv)
Tranche IV. Subject to the terms and conditions of this Agreement and conditioned on approval by the Lenders’ investment committee in its sole and unfettered discretion, prior to September 15, 2024, Borrower may request, and Lenders shall severally (and not jointly) make, one or more additional Term Loan Advances in minimum increments of Five Million Dollars ($5,000,000) (or if less, the remaining amount of Term

Loan Advances available to be drawn pursuant to this Section 2.1(a)(iv)) in an aggregate principal amount up to Forty-Five Million Dollars ($45,000,000) in accordance with their respective Tranche IV Commitments, to be used, among other things, to fund the pipeline expansion and strategic business development efforts of Borrower (such Term Loan Advances, the “Tranche IV Advances”). After repayment, no Tranche IV Advance (or any portion thereof) may be reborrowed.
(a)
Maximum Term Loan Amount. The aggregate outstanding Term Loan Advances may be up to the Maximum Term Loan Amount.
(b)
Advance Request. To obtain a Term Loan Advance, Borrower shall complete, sign and deliver an Advance Request (at least one (1) Business Day before the Closing Date and at least five (5) Business Days before each Advance Date other than the Closing Date) to Agent. The Lenders shall fund the Term Loan Advance in the manner requested by the Advance Request provided that each of the conditions precedent set forth in Section 4 and applicable to such Term Loan Advance is satisfied as of the requested Advance Date.
(c)
Term Loan Interest Rate. The principal balance shall bear interest thereon from such Advance Date at the Term Loan Interest Rate based on a year consisting of three hundred sixty (360) days, with interest computed daily based on the actual number of days elapsed. The Term Loan Interest Rate will float and change on the day the prime rate changes from time to time.
(d)
Payment. Borrower will pay accrued but unpaid interest on each Term Loan Advance on the first Business Day of each month, beginning the month after the Advance Date. Borrower shall repay the aggregate Term Loan principal balance that is outstanding on the day immediately preceding the Amortization Date, in equal monthly installments of principal and interest (mortgage style) beginning on the Amortization Date and continuing on the first Business Day of each month thereafter until the Secured Obligations (other than inchoate indemnity or reimbursement obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) are repaid. The entire Term Loan principal balance and all accrued but unpaid interest hereunder, shall be due and payable on the Term Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. If a payment hereunder becomes due and payable on a day that is not a Business Day, the due date thereof shall be the immediately preceding Business Day. The Lenders will initiate debit entries to the Borrower’s account as authorized on the ACH Authorization (i) on each payment date of all periodic obligations payable to the Lenders under each Term Loan Advance and (ii) reasonable and documented out-of-pocket legal fees and costs incurred by Agent or the Lenders in connection with Section 11.12 of this Agreement; provided that, with respect to clause (i) above, in the event that the Lenders or Agent informs Borrower that the Lenders will not initiate a debit entry to Borrower’s account for a certain amount of the periodic obligations due on a specific payment date, Borrower shall pay to the Agent, for the ratable benefit of the Lenders, such amount of periodic obligations in full in immediately available funds on such payment date; provided, further, that, with respect to clause (i) above, if the Lenders or Agent informs Borrower that the Lenders will not initiate a debit entry as described above later than the date that is three (3) Business Days prior to such payment date, Borrower shall pay to the Agent, for the ratable benefit of the Lenders, such amount of periodic obligations in full in immediately available funds on the date that is three (3) Business Days after the date on which the Lenders or Agent notifies Borrower of such; provided, further, that, with respect to clause (ii) above, in the event that the Lenders or Agent informs Borrower that the Lenders will not initiate a debit entry to Borrower’s account for certain amount of such out-of-pocket legal fees and costs incurred by Agent or the Lenders, Borrower shall pay to the Lenders such amount in full in immediately available funds within three (3) Business Days.
2.2
Maximum Interest. Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to the Lenders an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of the Secured Obligations consisting of the outstanding principal; second, after all principal is repaid, to the payment of the Lenders’ accrued interest, reasonable and documented out-of-pocket costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.
2.3
Default Interest. In the event any payment is not paid on the scheduled payment date, an amount equal to five percent (5%) of such past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all outstanding Secured Obligations, including principal, interest, compounded interest, and reasonable and documented out-of-pocket professional fees, shall bear interest at a rate per annum equal to the rate set forth in Section 2.1(c) plus five percent (5%) per annum. In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.1(c) or Section 2.3, as applicable.
2.4
Prepayment. At its option, Borrower may prepay all or a portion of the outstanding Advances by paying the entire principal balance, or such portion thereof, all accrued and unpaid interest thereon, all unpaid Lender's fees and expenses due hereunder accrued to the date of the repayment (including, without limitation, the portion of the End of Term Charge applicable to the aggregate original principal amount of the Term Loan Advances being prepaid in accordance with Section 2.5(a)), together with a prepayment charge equal to the following percentage of the outstanding principal amount of such Advance amount being so prepaid: with respect to each Advance (a) if the principal amount of such Advance amounts are prepaid on or prior to the date which is twelve (12) months following the Closing Date, three percent (3.00%); (b) if the principal amount of such Advance amounts are prepaid after the date which is twelve (12) months following the Closing Date but on or prior to the date which is twenty-four (24) months following the Closing Date, two percent (2.00%); and (c) thereafter through the day before the Term Loan Maturity Date, one percent (1.00%) (each, a “Prepayment Charge”). Borrower agrees that the Prepayment Charge is a reasonable calculation of the Lenders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Advances. Borrower shall prepay the outstanding amount of all principal and accrued interest through the prepayment date and the Prepayment Charge upon the occurrence of a Change in Control or any other prepayment hereunder. Notwithstanding the foregoing, Agent and the Lenders agree to waive the Prepayment Charge if Agent and the Lenders (in their sole and absolute discretion) agree in writing to refinance the Advances prior to the Term Loan Maturity Date. Any amounts paid under this Section shall be applied by Agent to the then unpaid amount of any outstanding Secured Obligations (including principal and interest) in such order and priority as Agent may choose in its sole discretion. For the avoidance of doubt, if a payment hereunder becomes due and payable on a day that is not a Business Day, the due date thereof shall be the immediately preceding Business Day.

2.5
End of Term Charge.
(a)
On any date that Borrower partially prepays the outstanding Secured Obligations pursuant to Section 2.4, Borrower shall pay the Lenders a charge of five and seventeen-twentieths of one percent (5.85%) multiplied by the principal amount of such Term Loan Advances being prepaid.
(b)
On the earliest to occur of (i) the Term Loan Maturity Date, (ii) the date that Borrower prepays the outstanding Secured Obligations (other than any inchoate indemnity or reimbursement obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) in full, or (iii) the date that the outstanding Secured Obligations become due and payable, Borrower shall pay the Lenders a charge equal to (x) the greater of (I) One Million One Hundred Seventy Thousand Dollars ($1,170,000) and (II) five and seventeen-twentieths of one percent (5.85%) multiplied by the aggregate original principal amount of the Term Loan Advances made hereunder, whichever is higher, minus (y) the aggregate amount of payments made pursuant to Section 2.5(a) (the “End of Term Charge”).
(c)
Notwithstanding the required payment date of such End of Term Charge, the applicable pro rata portion of the End of Term Charge calculated pursuant to the preceding sentence shall be deemed earned by the Lenders as of each date that an applicable Term Loan Advance is made. For the avoidance of doubt, if a payment hereunder becomes due and payable on a day that is not a Business Day, the due date thereof shall be the immediately preceding Business Day.
2.6
Pro Rata Treatment. Each payment (including prepayment) on account of any fee and any reduction of the Term Loan Advances shall be made pro rata according to the Term Commitments of the relevant Lender.
2.7
Taxes; Increased Costs. The Borrower, the Agent and the Lenders each hereby agree to the terms and conditions set forth on Addendum 1 attached hereto.
2.8
Treatment of Prepayment Charge and End of Term Charge. Borrower agrees that any Prepayment Charge and any End of Term Charge payable shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination, and Borrower agrees that it is reasonable under the circumstances currently existing and existing as of the Closing Date. The Prepayment Charge and the End of Term Charge shall also be payable in the event the Secured Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure, or by any other means. Borrower expressly waives (to the fullest extent it may lawfully do so) the provisions of any present or future statute or law that prohibits or may prohibit the collection of the foregoing Prepayment Charge and End of Term Charge in connection with any such acceleration. Borrower agrees (to the fullest extent that each may lawfully do so): (a) each of the Prepayment Charge and the End of Term Charge is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (b) each of the Prepayment Charge and the End of Term Charge shall be payable notwithstanding the then prevailing market rates at the time payment is made; (c) there has been a course of conduct between the Lenders and Borrower giving specific consideration in this transaction for such agreement to pay the Prepayment Charge and the End of Term Charge as a charge (and not interest) in the event of prepayment or acceleration; and (d) Borrower shall be estopped from claiming differently than as agreed to in this paragraph. Borrower expressly acknowledges that its agreement to pay each of the Prepayment Charge and the End of Term Charge to the Lenders as herein described was on the Closing Date and continues to be a material inducement to the Lenders to provide the Term Loan Advances.
SECTION 3.
SECURITY INTEREST
3.1
As security for the prompt and complete payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Borrower grants to Agent a security interest in all of Borrower’s right, title, and interest in, to and under all of Borrower’s personal property and other assets including without limitation the following (except as set forth herein) whether now owned or hereafter acquired (collectively, the “Collateral”): (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles (other than Intellectual Property); (e) Inventory; (f) Investment Property; (g) Deposit Accounts; (h) Cash; (i) Goods; and all other tangible and intangible personal property of Borrower whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located, and any of Borrower’s property in the possession or under the control of Agent; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing; provided, however, that the Collateral shall include all Accounts and General Intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the Intellectual Property (the “Rights to Payment”). Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the date of this Agreement, include the Intellectual Property to the extent necessary to permit perfection of Agent’s security interest in the Rights to Payment.
3.2
Notwithstanding the broad grant of the security interest set forth in Section 3.1, above, the Collateral shall not include (a) nonassignable licenses or contracts, which by their terms require the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406, 9407 and 9408 of the UCC), provided further, that upon the termination of such prohibition or such consent being provided with respect to any license or contract, such license or contract shall automatically be included in the Collateral; (b) any lease, license or other agreement and any property subject thereto on the Closing Date or on the date of the acquisition of such property (other than any property acquired by Borrower subject to any such contract or other agreement to the extent such contract or other agreement was incurred in contemplation of such acquisition) to the extent that a grant of a security interest therein to secure the Secured Obligations would violate or invalidate such lease, license, contract or agreement or create a right of termination in favor of any other party thereto (other than the Borrower or any Subsidiary) (but (A) only to the extent such prohibition is enforceable under applicable law, rule or regulation, and (B) other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-408 or 9-409 (or any other Section) of Article 9 of the UCC); (c) any cash collateral deposit subject to a Permitted Lien hereunder, if the grant of a security interest with respect to such property pursuant to this Agreement would be prohibited by the agreement creating such Permitted Lien or would otherwise constitute a default thereunder or create a right of termination a party thereto (other than Borrower), provided that upon the termination and release of such cash collateral, such property shall automatically be included in the Collateral; (d) any trademark application filed on an “intent-to-use” basis until the earlier of the filing of a statement of use with respect thereto or the issuance of a registration therefor, (e) any Excluded Account, (f) assets as to Agent and Borrower agrees that the costs of obtaining or perfecting such security interest are excessive in relation to the benefit to the Lenders of the security to be afforded thereby, and (g) more than 65% of the presently existing and hereafter arising issued and outstanding Equity Interests owned by Borrower of any Foreign Subsidiary or FSHCO which Equity Interests entitle the holder thereof to vote for directors or any other matter.
3.3
The security interest granted in Section 3.1 shall continue until the Secured Obligations (other than any inchoate indemnity or reimbursement obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and Agent has no further commitment or obligation hereunder or under the other Loan Documents to make any further Advances, and shall thereupon terminate, and Lender shall, at Borrower’s expense, take all actions reasonably requested by Borrower to evidence such termination.
SECTION 4.
CONDITIONS PRECEDENT TO LOAN

The obligations of the Lenders to make the Loan hereunder are subject to the satisfaction by Borrower of the following conditions:

4.1
Initial Advance. On or prior to the Closing Date, Borrower shall have delivered to Agent the following:
(a)
executed copies of the Loan Documents (other than the Warrant, which shall be an original), and all other documents and instruments reasonably required by Agent to effectuate the transactions contemplated hereby or to create and perfect the Liens of Agent with respect to all Collateral, in all cases in form and substance reasonably acceptable to Agent;
(b)
duly executed Account Control Agreement(s) with respect to each Deposit Account and account holding Investment Property (other than an Excluded Account) maintained by Borrower or any Subsidiary (other than the MSC Subsidiary);
(c)
a legal opinion of Borrower’s counsel in form and substance reasonably acceptable to Agent;
(d)
a copy of resolutions of Borrower’s Board of Directors evidencing approval of the Loan and other transactions evidenced by the Loan Documents (including the Warrant), certified by an officer of Borrower;
(e)
certified copies of the Certificate of Incorporation and the Bylaws, as amended through the Closing Date, of Borrower;
(f)
a certificate of good standing for Borrower from its state of incorporation and similar certificates from all other jurisdictions in which it does business and where the failure to be qualified would have a Material Adverse Effect;
(g)
any required filing in the central filing office of the State of Delaware, accompanied by written evidence (including any UCC termination statements) that the Liens on any Collateral indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Term Loan Advance, will be terminated or released;
(h)
payment of the Due Diligence Fee (to the extent not already paid), Initial Facility Charge and reimbursement of Agent’s and the Lenders’ current reasonable, documented, and out-of-pocket expenses reimbursable pursuant to this Agreement, which amounts may be deducted from the initial Advance;
(i)
all certificates of insurance required hereunder;
(j)
duly executed landlord’s consent(s) in favor of Agent for each of Borrower’s leased locations (other than Borrower’s headquarters location) at which Collateral with a value in excess of Three Hundred Thousand Dollars ($300,000) is located;
(k)
duly executed bailee’s waiver(s) in favor of Agent for each location (other than Borrower’s headquarters location) where Borrower maintains property with a third party and at which Collateral with a value in excess of Three Hundred Thousand Dollars ($300,000) is located;
(l)
a duly executed copy of the Perfection Certificate and each exhibit and addendum thereto; and
(m)
such other documents as Agent may have reasonably requested.
4.2
All Advances. On each Advance Date:
(a)
Agent shall have received (i) an Advance Request for the relevant Advance as required by Section 2.1(c), each duly executed by Borrower’s Chief Executive Officer or Chief Operating Officer, and (ii) any other documents Agent may reasonably request.
(b)
The representations and warranties set forth in this Agreement shall be true and correct in all material respects on and as of the applicable Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.
(c)
Borrower shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Advance no Event of Default shall have occurred and be continuing.
(d)
With respect to any Advance (other than the Tranche I Advance) made available on such Advance Date, Borrower shall have paid the Facility Charge applicable to such Advance;
(e)
Each Advance Request shall be deemed to constitute a representation and warranty by Borrower on the relevant Advance Date as to the matters specified in subsections (b) and (c) of this Section 4.2 and as to the matters set forth in the Advance Request.
4.3
No Default. As of the Closing Date and each Advance Date, (i) no fact or condition exists that could (or could, with the passage of time, the giving of notice, or both) constitute an Event of Default and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.
SECTION 5.
REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants that:

5.1
Corporate Status. Borrower is a corporation duly organized, legally existing and in good standing under the laws its state of formation, and is duly qualified as a foreign corporation, limited liability company or partnership, as the case may be, in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect. Borrower’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit B, as may be updated by Borrower in a written notice (including any Compliance Certificate) provided to Agent after the Closing Date in accordance with this Agreement.
5.2
Collateral. Borrower owns or otherwise has the rights to use the Collateral and owns, or has rights to, the Intellectual Property, free of all Liens, except for Permitted Liens. Borrower has the power and authority to grant to Agent a Lien in the Collateral as security for the Secured Obligations.
5.3
Consents. Borrower’s execution, delivery and performance of this Agreement and all other Loan Documents, and Borrower’s execution of the Warrant, (i) have been duly authorized by all necessary corporate action of Borrower, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of Borrower’s Certificate or Articles of Incorporation (as applicable), bylaws, or any, law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject and (iv) except as described on Schedule 5.3, do not violate any material contract or agreement or require the consent or approval of any other Person which has not already been obtained. The individual or individuals executing the Loan Documents and the Warrant are duly authorized to do so.
5.4
Material Adverse Effect. No event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing. Borrower is not aware of any event likely to occur that is reasonably expected to result in a Material Adverse Effect.
5.5
Actions Before Governmental Authorities. There are no actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to the knowledge of Borrower, threatened against or affecting Borrower or its property, that is reasonably expected to result in a Material Adverse Effect.
5.6
Laws.
(a)
Neither Borrower nor any of its Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any governmental authority to which Borrower or such Subsidiaries are subject, where such violation or default could reasonably be expected to result in a Material Adverse Effect. Borrower is not in default in any manner under any provision of any agreement or instrument evidencing material Indebtedness, or any other material agreement to which it is a party or by which it is bound.
(b)
Neither Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Neither Borrower nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower and each of its Subsidiaries has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a

“holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Neither Borrower’s nor any of its Subsidiaries’ properties or assets have been used by Borrower or such Subsidiary or, to Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws. Borrower and each of its Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary to continue their respective businesses as currently conducted.
(c)
None of Borrower, any of its Subsidiaries, or any of Borrower’s or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. None of Borrower, any of its Subsidiaries, or to the knowledge of Borrower and any of their Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law. None of the funds to be provided under this Agreement shall be used, directly or indirectly, (a) for any activities in violation of any applicable anti-money laundering, economic sanctions and anti-bribery laws and regulations or (b) for any payment to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
5.7
Information Correct and Current. No information, report, Advance Request, financial statement, exhibit or schedule furnished, by or on behalf of Borrower to Agent in connection with any Loan Document or included therein or delivered pursuant thereto (other than financial or business projections) contained, or, when taken as a whole, contains or will contain any material misstatement of fact or, when taken together with all other such information or documents, omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not materially misleading at the time such statement was made or deemed made. Additionally, any and all financial or business projections provided by Borrower to Agent, whether prior to or after the Closing Date, shall be (i) provided in good faith and based on the most current data and information available to Borrower, and (ii) the most current of such projections provided to Borrower’s Board of Directors, provided that it is understood that the projections are based on assumptions made in good faith but are subject to significant uncertainties and contingencies, many of which are beyond the control of Borrower, and that actual results may differ significantly and no assurances are provided by Borrower for any projections made or given.
5.8
Tax Matters. Except as set forth on Schedule 5.8, (a) Borrower and its Subsidiaries have filed all federal and state income Tax returns and other material Tax returns that they are required to file (taking into account any timely filed extensions), (b) Borrower and its Subsidiaries have duly paid all federal and state income Taxes and other material Taxes or installments thereof that they are required to pay, except Taxes being contested in good faith by appropriate proceedings and for which Borrower and its Subsidiaries maintain adequate reserves in accordance with GAAP or such Taxes that do not, individually or in the aggregate, exceed Fifty Thousand Dollars ($50,000), and (c) to Borrower’s knowledge, no proposed or pending Tax assessments, deficiencies, audits or other proceedings with respect to Borrower or any Subsidiary have had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
5.9
Intellectual Property Claims. Borrower is the sole owner of, or otherwise has the right to use, the Intellectual Property material to Borrower’s business. Except as described on Schedule 5.9, (i) each of the material Copyrights, Trademarks and Patents is valid and enforceable, (ii) no material part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (iii) no claim has been made to Borrower that any material part of the Intellectual Property violates the rights of any third party. Exhibit C is a true, correct and complete list of each of Borrower’s Patents, registered Trademarks, registered Copyrights, and material agreements under which Borrower licenses Intellectual Property from third parties (other than shrink-wrap software licenses or other than “off-the-shelf” licenses or open-source software), together with application or registration numbers, as applicable, owned by Borrower or any Subsidiary, in each case as of the Closing Date. Borrower is not in material breach of, nor has Borrower failed to perform any material obligations under, any of the foregoing contracts, licenses or agreements and, to Borrower’s knowledge, no third party to any such contract, license or agreement is in material breach thereof or has failed to perform any material obligations thereunder.
5.10
Intellectual Property.
(a)
Except as described on Schedule 5.10, Borrower has all material rights with respect to Intellectual Property necessary or material in the operation or conduct of Borrower’s business as currently conducted and proposed to be conducted by Borrower. Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Division 9 of the UCC or otherwise permitted under this Agreement, Borrower has the right, to the extent required to operate Borrower’s business, to freely transfer, license or assign Intellectual Property necessary or material in the operation or conduct of Borrower’s business as currently conducted and proposed to be conducted by Borrower, without condition, restriction or payment of any kind (other than license payments in the ordinary course of business) to any third party, and Borrower owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are material in the operation or conduct of Borrower’s business and used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products except customary covenants in inbound license agreements and equipment leases where Borrower is the licensee or lessee. Except as disclosed on Schedule 5.10, Borrower is not a party to, nor is it bound by, any Restricted License.
(b)
No material software or other materials used by Borrower or any of its Subsidiaries (or used in any Borrower Products or any Subsidiaries’ products) are subject to an open-source or similar license (including but not limited to the General Public License, Lesser General Public License, Mozilla Public License, or Affero License) in a manner that would cause such software or other materials to have to be (i) distributed to third parties at no charge or a minimal charge (royalty-free basis); (ii) licensed to third parties to modify, make derivative works based on, decompile, disassemble, or reverse engineer; or (iii) used in a manner that requires disclosure or distribution in source code form.
5.11
Borrower Products. Except as described on Schedule 5.11, no Intellectual Property owned by Borrower or Borrower Product has been or is subject to any actual or, to the knowledge of Borrower, threatened litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency, except for routine prosecution of such Intellectual Property in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any material manner Borrower’s use, transfer or licensing thereof or that could reasonably be expected to adversely affect the validity, use or enforceability thereof. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates Borrower to grant licenses or ownership interest in any future material Intellectual Property related to the operation or conduct of the business of Borrower or Borrower Products. Borrower has not received any written notice or claim, or, to the knowledge of Borrower, oral notice or claim, challenging or questioning Borrower’s ownership in any Intellectual Property material to the operation or conduct of the business of Borrower (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to Borrower’s knowledge, is there a reasonable basis for any such claim. Neither Borrower’s use of its Intellectual Property nor the production and sale of Borrower Products infringes the Intellectual Property or other rights of others.
5.12
Financial Accounts. Exhibit D, as may be updated by the Borrower in a written notice provided to Agent after the Closing Date, is a true, correct and complete list of (a) all banks and other financial institutions at which Borrower or any Subsidiary maintains Deposit Accounts and (b) all institutions at which Borrower or any Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.
5.13
Employee Loans. Except for loans constituting Permitted Investments or as described on Schedule 5.13, Borrower has no outstanding loans to any employee, officer or director of the Borrower nor has Borrower guaranteed the payment of any loan made to an employee, officer or director of the Borrower by a third party.
5.14
Capitalization and Subsidiaries. Borrower’s capitalization as of the Closing Date is set forth on Schedule 5.14 annexed hereto. Borrower does not own any stock, partnership interest or other securities of any Person, except for Permitted Investments. Attached as Schedule 5.14, as may be updated by Borrower in a written notice provided after the Closing Date, is a true, correct and complete list of each Subsidiary.
SECTION 6.
INSURANCE; INDEMNIFICATION
6.1
Coverage. Borrower shall cause to be carried and maintained commercial general liability insurance, on an occurrence form, against risks customarily insured against by businesses of Borrower’s size in Borrower’s line of business in similar locations. Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification agreement found in Section 6.3. Borrower must maintain a minimum of One Million Dollars ($1,000,000) of commercial general liability insurance for each occurrence. Borrower has and agrees to maintain a minimum of One Million Dollars ($1,000,000) of directors’ and officers’ insurance for each occurrence and Four Million Dollars ($4,000,000) in the aggregate. So long as there are any Secured Obligations outstanding (other than inchoate indemnification or reimbursement obligations or other obligations which, by their terms, survive termination of this Agreement), Borrower shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles. If Borrower fails to obtain the insurance called for by this Section 6.1 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Agent may obtain such insurance or make such payment, and all amounts so paid by Agent are immediately due and payable, bearing interest at the then highest rate applicable to the Secured Obligations, and secured by the Collateral. Agent will make reasonable efforts to provide Borrower with notice of Agent obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Agent are deemed an agreement to make similar payments in the future or Agent’s waiver of any Event of Default.

Notwithstanding anything to the contrary contained in this Section 6.1, so long as no Event of Default has occurred and is continuing, Borrower may elect to use up to Two Million Dollars ($2,000,000) in the aggregate in any fiscal year of the proceeds of any casualty policy with respect to any losses (i) within one hundred eighty (180) days of the receipt of such proceeds, toward the repair or replacement of the property that was subject to the casualty, or (ii) as a prepayment of the outstanding amount of all principal of and accrued interest on loan amounts outstanding under this Agreement.

6.2
Certificates. Borrower shall deliver to Agent certificates of insurance that evidence Borrower’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2. Borrower’s insurance certificate shall state Agent (shown as “Hercules Capital, Inc., as Agent”) is an additional insured for commercial general liability, a lenders loss payable for all risk property damage insurance, subject to the insurer’s approval, and a lenders loss payable for property insurance and additional insured for liability insurance for any future insurance that Borrower may acquire from such insurer. Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance. All certificates of insurance will provide for a minimum of thirty (30) days advance written notice to Agent of cancellation (other than cancellation for non-payment of premiums, for which ten (10) days’ advance written notice shall be sufficient). Any failure of Agent to scrutinize such insurance certificates for compliance is not a waiver of any of Agent’s rights, all of which are reserved. Borrower shall provide Agent with copies of each insurance policy, and upon entering or amending any insurance policy required hereunder, Borrower shall provide Agent with copies of such policies and shall promptly deliver to Agent updated insurance certificates with respect to such policies.
6.3
Indemnity. Borrower agrees to indemnify and hold Agent, the Lenders and their officers, directors, employees, agents, in-house attorneys, representatives and shareholders (each, an “Indemnified Person”) harmless from and against any and all third-party claims, reasonable and documented out-of-pocket costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable and documented out-of-pocket attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal) (collectively, “Liabilities”), that may be instituted or asserted against or incurred by such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases Liabilities to the extent such Liabilities arise solely out of gross negligence or willful misconduct of any Indemnified Person or changes in income tax rates. This Section 6.3 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. In no event shall any Indemnified Person be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). This Section 6.3 shall survive the repayment of indebtedness under, and otherwise shall survive the expiration or other termination of, this Agreement.
SECTION 7.
COVENANTS OF BORROWER

Borrower agrees as follows:

7.1
Financial Reports. Borrower shall furnish to Agent the financial statements and reports listed hereinafter (the “Financial Statements”):
(a)
as soon as practicable (and in any event within thirty (30) days) after the end of each month, unaudited interim and year-to-date financial statements as of the end of such month (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that could reasonably be expected to have a Material Adverse Effect;
(b)
as soon as practicable (and in any event within forty-five (45) days after the end of each calendar quarter), unaudited interim and year-to-date financial statements as of the end of such calendar quarter (prepared on a consolidated basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, certified by Borrower’s Chief Executive Officer or Chief Operating Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, and (ii) that they are subject to normal year-end adjustments, as well as the most recent capitalization table for Borrower;
(c)
as soon as practicable (and in any event within ninety (90) days) after the end of each fiscal year, unqualified audited financial statements as of the end of such year (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by Borrower and reasonably acceptable to Agent, accompanied by any management report from such accountants;
(d)
as soon as practicable (and in any event within thirty (30) days) after the end of each month, a Compliance Certificate in the form of Exhibit E;
(e)
as soon as practicable (and in any event within thirty (30) days) after the end of each month, a report showing agings of accounts receivable and accounts payable;
(f)
promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that Akero Therapeutics has made generally available to holders of its common stock and copies of any regular, periodic and special reports or registration statements that Akero Therapeutics files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or any national securities exchange;
(g)
[Reserved.]
(h)
financial and business projections promptly following their approval by Akero Therapeutics’ Board, and in any event, within sixty (60) days prior to the end of Borrower’s fiscal year, as well as budgets, operating plans and other financial information reasonably requested by Agent;
(i)
a copy of Borrower’s 409A valuation report, if any, as soon as practicable (and in any event, within ten (10) days after such report becomes available to Borrower);
(j)
insurance renewal statements, annually or otherwise promptly upon renewal of insurance policies required to be maintained in accordance with Section 6.1; and
(k)
prompt (but in any event no more than three (3) Business days) notice if Borrower or any Subsidiary has knowledge that Borrower, or any Subsidiary or Affiliate of Borrower, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.

Borrower shall not make any change in its (a) accounting policies or reporting practices, except as required by GAAP or (b) fiscal years or fiscal quarters. The fiscal year of Borrower shall end on December 31.

The executed Compliance Certificate and all Financial Statements required to be delivered hereunder shall be sent via e-mail to financialstatements@htgc.com with a copy to legal@htgc.com, cbarnes@htgc.com, hbhalla@htgc.com and bgironda@htgc.com provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be faxed to Agent at: (650) 473-9194, attention Account Manager: Akero Therapeutics, Inc.

Notwithstanding the foregoing, documents required to be delivered under Sections 7.1(a), (b), (c) or (f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower emails a link thereto to Agent; provided that Borrower shall directly provide Agent all Financial Statements required to be delivered pursuant to Section 7.1(b) and (c) hereunder.

7.2
Management Rights. Borrower shall permit any representative that Agent or the Lenders authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of Borrower at reasonable times and upon reasonable notice during normal business hours; provided, however, that so long as no Event of Default has occurred and is continuing, such examinations shall be limited to no more often than once per fiscal year. In addition, in connection with such inspections, any such representative shall have the right to meet with management and officers of Borrower to discuss such books of account and records. In addition, Agent or the Lenders shall be entitled at reasonable times and intervals and upon reasonable prior written notice to consult with and advise the management and officers of Borrower concerning significant business issues affecting Borrower. Such consultations shall not unreasonably interfere with Borrower’s business operations. The parties intend that the rights granted Agent and the Lenders shall constitute “management rights” within the meaning of 29 C.F.R. Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by

Agent or the Lenders with respect to any business issues shall not be deemed to give Agent or the Lenders, nor be deemed an exercise by Agent or the Lenders of, control over Borrower’s management or policies.
7.3
Further Assurances. Borrower shall from time to time execute, deliver and file, alone or with Agent, any financing statements, security agreements, collateral assignments, notices, control agreements, promissory notes or other documents to perfect, give the highest priority to Agent’s Lien on the Collateral (subject to Permitted Liens) or otherwise evidence Agent’s rights herein. Borrower shall from time to time procure any instruments or documents as may be reasonably requested by Agent, and take all further action that may be necessary, or that Agent may reasonably request, to perfect and protect the Liens granted hereby and thereby in accordance with the Loan Documents. In addition, and for such purposes only, Borrower hereby authorizes Agent to execute and deliver on behalf of Borrower and to file such financing statements (including an indication that the financing statement covers “all assets or all personal property” of Borrower in accordance with Section 9-504 of the UCC), collateral assignments, notices, control agreements, security agreements and other documents without the signature of Borrower either in Agent’s name or in the name of Agent as agent and attorney-in-fact for Borrower. Borrower shall protect and defend Borrower’s title to the Collateral and Agent’s Lien thereon against all Persons claiming any interest adverse to Borrower or Agent other than Permitted Liens.
7.4
Indebtedness. Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except for (a) the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion, (b) purchase money Indebtedness pursuant to its then applicable payment schedule, (c) prepayment by any Subsidiary of (i) inter-company Indebtedness owed by such Subsidiary to any Borrower, or (ii) if such Subsidiary is not a Borrower, intercompany Indebtedness owed by such Subsidiary to another Subsidiary that is not a Borrower, (d) payments made on Subordinated Indebtedness to the extent permitted under the relevant Subordination Agreement, or (e) as otherwise permitted hereunder or approved in writing by Agent.
7.5
Collateral. Borrower shall at all times (a) keep the Collateral, the Intellectual Property and all other property and assets used in Borrower’s business or in which Borrower now or hereafter holds any interest free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and (b) shall give Agent prompt written notice of any known legal process affecting the Collateral, the Intellectual Property, such other property and assets, in each case, with a value in excess of Seven Hundred Fifty Thousand Dollars ($750,000), or any Liens thereon, provided however, that the Collateral and such other property or assets may be subject to Permitted Liens except that there shall be no Liens whatsoever on Intellectual Property. Borrower shall not agree with any Person other than Agent or the Lenders not to encumber its property other than in connection with Permitted Liens. Borrower shall not enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Borrower to create, incur, assume or suffer to exist any Lien upon any of its property (including Intellectual Property), whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (i) this Agreement and the other Loan Documents, (ii) any agreements governing any purchase money Liens or capital lease obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) and (iii) customary restrictions on the assignment of leases, licenses and other agreements. Borrower shall cause its Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary, and Borrower shall cause its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any known legal process or Liens whatsoever (except for Permitted Liens, provided however, that there shall be no Liens whatsoever on Intellectual Property), and shall give Agent prompt written notice of any legal process affecting such Subsidiary’s assets, in each case, with a value in excess of Five Hundred Thousand Dollars ($500,000).
7.6
Investments. Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries to do so, other than Permitted Investments.
7.7
Distributions. Borrower shall not, and shall not allow any Subsidiary to, (a) except as otherwise permitted hereunder, repurchase or redeem any class of stock or other Equity Interest other than pursuant to employee, officer, director or consultant repurchase plans, stock option plans or agreements, restricted stock agreements or other similar agreements, provided, however, in each case the repurchase or redemption price does not exceed the original consideration paid for such stock or Equity Interest, or (b) declare or pay any cash dividend or make any other cash distribution on any class of stock or other Equity Interest, except that a Subsidiary may pay dividends or make other distributions to Borrower or any Subsidiary of Borrower, (c) except for Permitted Investments, lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate or (d) the conversion of any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, or (e) waive, release or forgive any Indebtedness owed by any employees, officers or directors in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate.

Notwithstanding the foregoing, and for the avoidance of doubt, this Section 7.7 shall not prohibit (i) the conversion by holders of any Permitted Convertible Debt Financing in accordance with the terms of the indenture governing such Permitted Convertible Debt Financing or the Borrower’s delivery of the conversion consideration in connection therewith or the delivery of Common Stock and Cash in lieu of fractional shares of Common Stock in exchange for, or to induce the conversion of, Permitted Convertible Debt Financing; provided that the conversion consideration (or exchange or inducement consideration) paid to such holders is limited to (A) Common Stock and (B) Cash in lieu of fractional shares of Common Stock (provided further that the amount of Cash in lieu of fractional shares of Common Stock paid to holders of Permitted Convertible Debt Financing in connection with the conversion or exchange thereof, or the inducement to convert Permitted Convertible Debt Financing, shall not exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year of the Borrower), or (ii) the making of any interest payments with respect to any Permitted Convertible Debt Financing to the extent otherwise permitted under this Agreement.

7.8
Transfers. Except for Permitted Transfers, Borrower shall not, and shall not allow any Subsidiary to, voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey (“Transfer”) any equitable, beneficial or legal interest in any material portion of its assets (including Cash).

Notwithstanding the foregoing, and for the avoidance of doubt, this Section 7.8 shall not prohibit (i) the conversion by holders of any Permitted Convertible Debt Financing in accordance with the terms of the indenture governing such Permitted Convertible Debt Financing or the Borrower’s delivery of the conversion consideration in connection therewith or the delivery of

Common Stock, and Cash in lieu of fractional shares of Common Stock in exchange for, or to induce conversions of, Permitted Convertible Debt Financing; provided that the conversion consideration (or exchange or inducement consideration) paid to such holders is limited to (A) Common Stock and (B) Cash in lieu of fractional shares of Common Stock (provided further that the amount of Cash in lieu of fractional shares of Common Stock paid to holders of Permitted Convertible Debt Financing in connection with the conversion or exchange thereof, or the inducement to convert Permitted Convertible Debt Financing, shall not exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year of the Borrower).

7.9
Mergers and Consolidations. Borrower shall not merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of (a) a Subsidiary which is not a Borrower into another Subsidiary or into Borrower or (b) a Borrower into another Borrower).
7.10
Taxes. Borrower shall, and shall cause each of its Subsidiaries to, pay when due all material Taxes of any nature whatsoever now or hereafter imposed or assessed against Borrower or such Subsidiary or the Collateral or upon Borrower’s (or such Subsidiary’s) ownership, possession, use, operation or disposition thereof or upon Borrower’s (or such Subsidiary’s) rents, receipts or earnings arising therefrom, other than such Taxes that do not, individually or in the aggregate, exceed Fifty Thousand Dollars ($50,000). Borrower shall, and shall cause each of its Subsidiaries to, accurately file on or before the due date therefor (taking into account proper extensions) all federal and state income Tax returns and other material Tax returns required to be filed. Notwithstanding the foregoing, Borrower and its Subsidiaries may contest, in good faith and by appropriate proceedings diligently conducted, Taxes for which Borrower and its Subsidiaries maintain adequate reserves in accordance with GAAP.
7.11
Corporate Changes. Neither Borrower nor any Subsidiary shall change its corporate name, legal form or jurisdiction of formation without fifteen (15) days’ prior written notice to Agent. Neither Borrower nor any Subsidiary shall suffer a Change in Control. Neither Borrower nor any Subsidiary shall relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to Agent; and (ii) such relocation shall be within the continental United States of America. Neither Borrower nor any Subsidiary shall relocate tangible items of Collateral with an aggregate value in excess of Three Hundred Thousand Dollars ($300,000) (other than (v) relocations of Collateral temporarily for sales, testing or demonstration purposes in the ordinary course of business (w) relocations of biopharmaceutical compounds and therapeutic materials in the ordinary course of business in connection with clinical trials and development arrangements, (x) sales of Inventory in the ordinary course of business, (y) relocations of mobile Equipment in the possession of Borrower’s employees or agents, and (z) relocations of Collateral from a location described on Exhibit B to another location described on Exhibit B) unless (i) it has provided prompt written notice to Agent, (ii) such relocation is within the continental United States of America and, (iii) if such relocation is to a landlord or third party bailee, it has delivered a landlord waiver and consent or a bailee agreement, as the case may be, in form and substance reasonably acceptable to Agent.
7.12
Deposit Accounts. Neither Borrower nor any Subsidiary (other than the MSC Subsidiary) shall maintain any Deposit Accounts, or accounts holding Investment Property, except with respect to which Agent has an Account Control Agreement, provided that no Account Control Agreement shall be required for any Excluded Account.

7.13
Future Subsidiaries. Borrower shall notify Agent of each Subsidiary formed or acquired subsequent to the Closing Date and, within fifteen (15) days of formation, shall cause any such Subsidiary to execute and deliver to Agent a Joinder Agreement.
7.14
Notification of Event of Default. Borrower shall notify Agent promptly, and in any case within two (2) Business Days of Borrower obtaining knowledge, of the occurrence of any Event of Default.
7.15
One or more affiliates of Agent have received a license from the U.S. Small Business Administration (“SBA”) to extend loans as a small business investment company (“SBIC”) pursuant to the Small Business Investment Act of 1958, as amended, and the associated regulations (collectively, the “SBIC Act”). Portions of the Loan to Borrower may be by a Lender that is a SBIC. Addendum 2 to this Agreement outlines various responsibilities of Agent, each Lender and Borrower associated with a loan made by a SBIC, and such Addendum 2 is hereby incorporated in this Agreement.
7.16
Use of Proceeds. Borrower agrees that the proceeds of the Loans shall be used solely to pay related fees and expenses in connection with this Agreement and for working capital and general corporate purposes. The proceeds of the Loans will not be used in violation of Anti-Corruption Laws or applicable Sanctions.
7.17
Material Agreement. Borrower shall (a) not, without the consent of Agent, terminate the Amgen License or amend the Amgen License in a manner that is reasonably likely to have a material negative impact on Agent or the Lenders, and (b) give prompt written notice to Agent of entering into a Material Agreement or materially amending or terminating a Material Agreement.
7.18
Compliance with Laws.
(a)
Borrower shall maintain, and shall cause its Subsidiaries to maintain, compliance in all material respects with all applicable laws, rules or regulations (including any law, rule or regulation with respect to the making or brokering of loans or financial accommodations), and shall, or cause its Subsidiaries to, obtain and maintain all required governmental authorizations, approvals, licenses, franchises, permits or registrations reasonably necessary in connection with the conduct of Borrower’s business. Borrower shall not become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation X, T and U of the Federal Reserve Board of Governors).
(b)
Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries permit any Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries, permit any Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti‑Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti‑Terrorism Law.

(c)
Borrower has implemented and shall maintain in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.
(d)
None of Borrower, any of its Subsidiaries or any of their respective directors, officers or employees, or to the knowledge of Borrower, any agent for Borrower or its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.
7.19
Minimum Cash. Beginning on April 1, 2023 and at all times thereafter, Borrower shall maintain Qualified Cash in an amount greater than or equal to (x) the outstanding principal amount of the Term Loan Advances, multiplied by (y) (i) at all times prior to the Tranche III Milestone Date, 60% and (ii) at all times after the Tranche III Milestone Date, 50%.
7.20
Intellectual Property. Each Borrower shall (i) protect, defend and maintain the validity and enforceability of its Intellectual Property material to the operation or conduct of the business of Borrower; (ii) promptly advise Agent in writing of material infringements of its Intellectual Property which has any material value; and (iii) not allow any Intellectual Property material to Borrowers’ business to be abandoned, forfeited or dedicated to the public without Agent’s written consent.
1.5
Transactions with Affiliates. Except as otherwise described on Schedule 7.20 on the Closing Date, Borrower shall not and shall not permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction of any kind with any Affiliate of Borrower or such Subsidiary on terms that are less favorable to Borrower or such Subsidiary, as the case may be, than those that might be obtained in an arm’s length transaction from a Person who is not an Affiliate of Borrower or such Subsidiary.
1.6
Permitted Convertible Debt Financing. (a) Make or permit any payment on Permitted Convertible Debt Financing except (i) interest payments to the extent otherwise permitted by this Agreement and (ii) the Borrower’s delivery of conversion consideration in connection with the conversion by holders of any Permitted Convertible Debt Financing in accordance with the terms of the indenture governing such Permitted Convertible Debt Financing or the delivery of common stock and Cash in lieu of fractional shares of Common Stock to induce the conversion of Permitted Convertible Notes; provided that the conversion consideration (or inducement consideration) paid to such holders is limited to (A) Common Stock and (B) Cash in lieu of fractional shares of Common Stock (provided further that the amount of Cash in lieu of fractional shares of Common Stock paid to holders of Permitted Convertible Debt Financing in connection with the conversion thereof, or the inducement to convert Permitted Convertible Debt Financing, shall not exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year of the Borrower), or (b) redeem or repurchase any Permitted Convertible Debt Financing (other than the repurchase of Permitted Convertible Debt Financing in exchange for Common Stock and Cash in lieu of fractional shares of Common Stock); provided that the repurchase consideration paid to the holders of Permitted Convertible Debt Financing is limited to (A) Common Stock and (B) Cash in lieu of fractional shares of Common Stock (provided further that the amount of Cash in lieu of fractional shares of Common Stock paid to holders of Permitted Convertible Debt Financing in connection with the repurchase thereof shall not exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year of the Borrower). In no event shall the foregoing permit Borrower to pay holders of Permitted Convertible Debt Financing Cash in connection with mandatory repurchase rights granted to such holders upon the occurrence of a “change of control”, “fundamental change”, “make-whole fundamental change” or any comparable term.
1.7
MSC Investment Conditions. At any time that the MSC Subsidiary has any assets or liabilities, Borrower shall satisfy the MSC Investment Conditions at all times.
1.8
Post-Closing Obligation. Within thirty (30) days after the Closing Date, Borrower shall have delivered to Agent policies and endorsements with respect to the insurance of the Loan Parties in accordance with the requirements of Section 6.2.
SECTION 8.
RIGHT TO invest
8.1
Right to Invest. The Lenders or their assignee or nominee shall have the right, in its discretion, to participate in any Subsequent Financing in an amount of up to five percent (5%) of the offered sum for such Subsequent Financing, on the same terms, conditions and pricing afforded to others participating in any such Subsequent Financing. Akero Therapeutics, or an investment bank or underwriter engaged on Akero Therapeutics’ behalf, shall provide the Lenders or their permitted assignees or nominees at least three (3) Business Days’ written notice of any planned Subsequent Financing and the opportunity to exercise the right to invest under this Section 8.1 with respect to any such Subsequent Financing. This Section 8.1, and all rights and obligations hereunder, shall terminate upon the earliest to occur of (a) termination of this Agreement or (b) such time that the Lenders or their permitted assignees or nominees have purchased Ten Million Dollars ($10,000,000) of Akero Therapeutics’ Equity Interests in the aggregate in Subsequent Financings.
SECTION 9.
EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an Event of Default:

9.1
Payments. Borrower fails to pay any (i) scheduled payment of principal or interest due under this Agreement or any of the other Loan Documents on the due date or (ii) other payment due on the Secured Obligations hereunder within three (3) Business Days; provided, however, that an Event of Default shall not occur on account of a failure to pay due solely to an administrative or operational error of Agent or the Lenders or Borrower’s bank if Borrower had the funds to make the payment when due and makes the payment within three (3) Business Days following Borrower’s knowledge of such failure to pay; or
9.2
Covenants. Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, or any of the other Loan Documents or any other agreement among Borrower, Agent and the Lenders, and (a) with respect to a default under any covenant under this Agreement (other than under Sections 6, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.14, 7.15, 7.16, 7.18, 7.19, 7.20, and 7.21), any other Loan Document, or any other agreement among Borrower, Agent and the Lenders, such default continues for more than ten (10) days after the earlier of the date on which (i) Agent or the Lenders has given notice of such default to Borrower and (ii) Borrower has actual knowledge of such default or (b) with respect to a default under any of Sections 6, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.14, 7.15, 7.16, 7.18, 7.19, 7.20, and 7.21, the occurrence of such default; or

9.3
Material Adverse Effect. A circumstance has occurred that could reasonably be expected to have a Material Adverse Effect (other than as a result of a failure by Agent to make any necessary filings or maintain possession of any possessory collateral); or
9.4
Representations. Any representation or warranty made by Borrower in any Loan Document or in the Warrant shall have been false or misleading in any material respect when made or when deemed made; or
9.5
Insolvency. Borrower (A) (i) shall make an assignment for the benefit of creditors; or (ii) shall be unable to pay its debts as they become due, or be unable to pay or perform under the Loan Documents, or shall become insolvent; or (iii) shall file a voluntary petition in bankruptcy; or (iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances except as permitted under Section 7.10; or (v) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Borrower or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of Borrower; or (vi) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; or (vii) Borrower or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (i) through (vi); or (B) either (i) forty-five (45) days shall have expired after the commencement of an involuntary action against Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of Borrower being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against Borrower in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) forty-five (45) days shall have expired after the appointment, without the consent or acquiescence of Borrower, of any trustee, receiver or liquidator of Borrower or of all or any substantial part of the properties of Borrower without such appointment being vacated; or
9.6
Attachments; Judgments. Any portion of Borrower’s assets is attached or seized, or a levy is filed against any such assets, or a judgment or judgments either by a court of competent jurisdiction or by a regulatory agency with the power to do so is/are entered for the payment of money (not covered by independent third party insurance as to which liability has not been rejected by such insurance carrier), individually or in the aggregate, of at least One Million Dollars ($1,000,000), or Borrower is enjoined or in any way prevented by court order from conducting any part of its business; or
9.7
Other Obligations. The occurrence and continuation of any default that exists beyond any applicable grace and/or cure periods under any agreement or obligation of Borrower involving any Indebtedness in excess of Five Hundred Thousand Dollars ($500,000), or any other material agreement or obligation, if a Material Adverse Effect could reasonably be expected to result from such default.
1.9
Stop Trade. At any time, an SEC stop trade order or NASDAQ market trading suspension of the Common Stock shall be in effect for five (5) consecutive days or five (5) days during a period of ten (10) consecutive days, excluding in all cases a suspension of all trading on a public market, provided that Borrower shall not have been able to cure such trading suspension within thirty (30) days of the notice thereof or list the Common Stock on another public market within sixty (60) days of such notice.
SECTION 10.
REMEDIES
10.1
General. Upon the occurrence and during the continuance of any one or more Events of Default, to the extent not prohibited by applicable law, Agent may, and at the direction of the Required Lenders shall, accelerate and demand payment of all or any part of the Secured Obligations together with any applicable Prepayment Charge and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.5, all of the outstanding Secured Obligations (including, without limitation, the Prepayment Charge and the End of Term Charge) shall automatically be accelerated and made due and payable, in each case without any further notice or act). Borrower hereby irrevocably appoints Agent as its lawful attorney-in-fact to, only exercisable following the occurrence and during the continuance of an Event of Default: (i) sign Borrower’s name on any invoice or bill of lading for any account or drafts against account debtors; (ii) demand, collect, sue, and give releases to any account debtor for monies due, settle and adjust disputes and claims about the accounts directly with account debtors, and compromise, prosecute, or defend any action, claim, case, or proceeding about any Collateral (including filing a claim or voting a claim in any bankruptcy case in Agent’s or Borrower’s name, as Agent may elect); (iii) make, settle, and adjust all claims under Borrower’s insurance policies; (iv) pay, contest or settle any Lien, charge, encumbrance, security interest, or other claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (v) transfer the Collateral into the name of Agent or a third party as the UCC permits; (vi) receive, open and dispose of mail addressed to Borrower; (vii) endorse Borrower’s name on any checks, payment instruments, or other forms of payment or security; and (viii) notify all account debtors to pay Agent directly. Borrower hereby appoints Agent as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all outstanding Secured Obligations have been satisfied in full and the Loan Documents (other than the Warrant) have been terminated. Agent’s foregoing appointment as Borrower’s attorney in fact, and all of Agent’s rights and powers, coupled with an interest, are irrevocable until all Secured Obligations (other than inchoate indemnity or reimbursement obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been fully repaid and performed and the Loan Documents have been terminated. Agent may, and at the direction of the Required Lenders shall, exercise all rights and remedies with respect to the Collateral under the Loan Documents (other than the Warrant) or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All Agent’s rights and remedies shall be cumulative and not exclusive.
10.2
Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, Agent may, and at the direction of the Required Lenders shall, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Agent may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Borrower. Agent may require Borrower to assemble the Collateral and make it available to Agent at a place designated by Agent that is reasonably convenient to Agent and Borrower. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Agent in the following order of priorities:

First, to Agent and the Lenders in an amount sufficient to pay in full Agent’s and the Lenders’ reasonable and documented out-of-pocket costs and professionals’ and advisors’ fees and expenses as described in Section 11.12;

Second, to the Lenders, ratably, in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, and the Default Rate interest, if required under this Agreement), in such order and priority as Agent may choose in its sole discretion; and

Finally, after the full and final payment in Cash of all of the Secured Obligations (other than inchoate obligations), to any creditor holding a junior Lien on the Collateral, or to Borrower or its representatives or as a court of competent jurisdiction may direct.

Agent shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

10.3
No Waiver. Agent shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require Agent to marshal any Collateral.
10.4
Waivers. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Agent on which Borrower is liable.
10.5
Cumulative Remedies. The rights, powers and remedies of Agent hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Agent.
SECTION 11.
MISCELLANEOUS
11.1
Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
11.2
Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by electronic mail or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States of America mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:
(a)
If to Agent:

HERCULES CAPITAL, INC.
Legal Department
Attention: Chief Legal Officer, Cristy Barnes, Himani Bhalla and Briana Gironda
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
email: [***]
Telephone: [***]

(b)
If to the Lenders:

HERCULES CAPITAL, INC.
Legal Department
Attention: Chief Legal Officer, Cristy Barnes, Himani Bhalla and Briana Gironda
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
email: [***]
Telephone: [***]

(c)
If to Borrower:

AKERO THERAPEUTICS, INC.
Attention: Jonathan M. Young, Chief Operating Officer; William White, Chief Financial Officer
601 Gateway Blvd, Suite 350
South San Francisco, CA 94080
email: [***]

Telephone: [***]

or to such other address as each party may designate for itself by like notice.

11.3
Entire Agreement; Amendments.
(a)
This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including Agent’s proposal letter dated May 20, 2022 and accepted by Borrower on May 20, 2022 and the Non-Disclosure Agreement).
(b)
Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.3(b). The Required Lenders and Borrower party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Agent and the Borrower party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan Advance, reduce the stated rate of any interest (or fee payable hereunder) or extend the scheduled date of any payment thereof, in each case without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 11.3(b) without the written consent of such Lender; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release a Borrower from its obligations under the Loan Documents, in each case without the written consent of all Lenders; or (D) amend, modify or waive any provision of Section 11.18 or Addendum 3 without the written consent of the Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each Lender and shall be binding upon Borrower, the Lenders, the Agent and all future holders of the Loans.
11.4
No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
11.5
No Waiver. The powers conferred upon Agent and the Lenders by this Agreement are solely to protect their rights hereunder and under the other Loan Documents and their interest in the Collateral and shall not impose any duty upon Agent or the Lenders to exercise any such powers. No omission or delay by Agent or the Lenders at any time to enforce any right or remedy reserved to them, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Agent or the Lenders is entitled, nor shall it in any way affect the right of Agent or the Lenders to enforce such provisions thereafter.
11.6
Survival. All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Agent and the Lenders and shall survive the execution and delivery of this Agreement for so long as any Secured Obligations (other than any inchoate indemnity or reimbursement obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) remain outstanding. Sections 6.3, 11.9, 11.11, 11.14, 11.15 and 11.17 shall survive the termination of this Agreement.
11.7
Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any). Borrower shall not assign its obligations under this Agreement or any of the other Loan Documents without Agent’s express prior written consent, and any such attempted assignment shall be void and of no effect. Agent and the Lenders may assign, transfer, or endorse its rights hereunder and under the other Loan Documents with prior notice to Borrower (except if an Event of Default has occurred and is continuing or such assignment is to an Affiliate of Lender or Agent, in which case no notice shall be required), and all of such rights shall inure to the benefit of Agent’s and the Lenders’ successors and assigns; provided that as long as no Event of Default has occurred and is continuing, neither Agent nor any Lender may assign, transfer or endorse its rights hereunder or under the Loan Documents to any party that is a direct competitor of Borrower (as reasonably determined by Agent upon consultation with Borrower), it being acknowledged that in all cases, any transfer to an Affiliate of any Lender or Agent shall be allowed. Notwithstanding the foregoing, (x) in connection with any assignment by a Lender as a result of a forced divestiture at the request of any regulatory agency, the restrictions set forth herein shall not apply and Agent and the Lenders may assign, transfer or indorse its rights hereunder and under the other Loan Documents to any Person or party and (y) in connection with a Lender’s own financing or securitization transactions, the restrictions set forth herein shall not apply and Agent and the Lenders may assign, transfer or indorse its rights hereunder and under the other Loan Documents to any Person or party providing such financing or formed to undertake such securitization transaction and any transferee of such Person or party upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; provided that no such sale, transfer, pledge or assignment under this clause (y) shall release such Lender from any of its obligations hereunder or substitute any such Person or party for such Lender as a party hereto until Agent shall have received and accepted an effective assignment agreement from such Person or party in form satisfactory to Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such assignee as Agent reasonably shall require. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a register for the recordation of the names and addresses of the Lender(s), and the Term Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lender(s) shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
11.8
Participations. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant's interest in any commitments, loans, its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register. Borrower agrees that each participant shall be entitled to the benefits of the provisions in Addendum 1 attached hereto (subject to the requirements and limitations therein, including the requirements under Section 7 of Addendum 1 attached hereto (it being understood that the documentation required under Section 7 of Addendum 1 attached hereto shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.7; provided that such participant shall not be entitled to receive any greater payment under Addendum 1 attached hereto, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation.
11.9
Governing Law. This Agreement and the other Loan Documents have been negotiated and delivered to Agent and the Lenders in the State of California, and shall have been accepted by Agent and the Lenders in the State of California. Payment to Agent and the Lenders by Borrower of the Secured Obligations is due in the State of California. This Agreement and the other Loan Documents (other than the Warrant) shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.
11.10
Consent to Jurisdiction and Venue. All judicial proceedings (to the extent that the reference requirement of Section 11.11 is not applicable) arising in or under or related to this Agreement or any of the other Loan Documents may be brought in any state or federal court located in the State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2, and shall be deemed effective and received as set forth in Section 11.2. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.
11.11
Mutual Waiver of Jury Trial / Judicial Reference.
(a)
Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert Person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF BORROWER, AGENT AND THE LENDERS SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY BORROWER AGAINST AGENT, THE LENDERS OR THEIR RESPECTIVE ASSIGNEE OR BY AGENT, THE LENDERS OR THEIR RESPECTIVE ASSIGNEE AGAINST BORROWER. This waiver extends to all such Claims, including Claims that involve Persons other than Agent, Borrower and the Lenders; Claims that arise out of or are in any way connected to the relationship among Borrower, Agent and the Lenders; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, any other Loan Document (other than to the extent arising from Agent’s or any Lender’s breach of the Loan Documents, gross negligence or willful misconduct).
(b)
If the waiver of jury trial set forth in Section 11.11(a) is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California. Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.
(c)
In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 11.10, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

11.12
Professional Fees. Borrower promises to pay Agent’s and the Lenders’ reasonable and documented out-of-pocket fees and expenses necessary to finalize the Loan Documents, including but not limited to reasonable and documented out-of-pocket attorneys’ fees, UCC searches, filing costs, and other miscellaneous expenses. In addition, Borrower promises to pay any and all reasonable and documented out-of-pocket attorneys’ and other professionals’ fees and expenses incurred by Agent and the Lenders after the Closing Date in connection with or related to: (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, audit, field exam, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, including representing Agent or the Lenders in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof.
11.13
Confidentiality. Agent and the Lenders acknowledge that certain items of Collateral and information provided to Agent and the Lenders by Borrower are confidential and proprietary information of Borrower, if and to the extent such information either (x) is marked as confidential by Borrower at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”). Accordingly, Agent and the Lenders agree that any Confidential Information it may obtain in the course of acquiring, administering, or perfecting Agent’s security interest in the Collateral shall not be disclosed to any other Person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that Agent and the Lenders may disclose any such information: (a) to its Affiliates and its partners, investors, lenders, directors, officers, employees, agents, advisors, counsel, accountants, representative and other professional advisors if Agent or the Lenders in their reasonable discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information which are no less restrictive than the terms of this Section 11.13; (b) if such information is generally available to the public or to the extent such information becomes publicly available other than as a result of a breach of this Section or becomes available to Agent or any Lender, or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower; (c) if required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Agent or the Lenders and any rating agency; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Agent’s or the Lenders’ counsel; (e) to comply with any legal requirement or law applicable to Agent or the Lenders or demanded by any governmental authority; (f) to the extent reasonably necessary in connection with the exercise of, or preparing to exercise, or the enforcement of, or preparing to enforce, any right or remedy under any Loan Document (including Agent’s sale, lease, or other disposition of Collateral after the occurrence and the continuance of an Event of Default), or any action or proceeding relating to any Loan Document; (g) to any participant or assignee of Agent or the Lenders or any prospective participant or assignee, provided, that such participant or assignee or prospective participant or assignee is subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information which are no less restrictive than the terms of this Section 11.13; (h) to any investor or potential investor (and each of their respective Affiliates or clients) in the Agent or Lenders (or each of their respective Affiliates); provided that such investor, potential investor, Affiliate or client is subject to confidentiality obligations with respect to the Confidential Information; (i) otherwise to the extent consisting of general portfolio information that does not identify Borrower; or (j) otherwise with the prior written consent of Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its Affiliates or any guarantor under this Agreement or the other Loan Documents. Agent’s and the Lenders’ obligations under this Section 11.13 shall supersede all of their respective obligations under the Non-Disclosure Agreement.
11.14
Assignment of Rights. Borrower acknowledges and understands that Agent or the Lenders may, subject to Section 11.7, sell and assign all or part of its interest hereunder and under the Loan Documents to any Person or entity (an “Assignee”). After such assignment the term “Agent” or “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Agent and the Lenders hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Agent and the Lenders shall retain all rights, powers and remedies hereby given. No such assignment by Agent or the Lenders shall relieve Borrower of any of its obligations hereunder. the Lenders agrees that in the event of any transfer by it of the promissory note(s) (if any), it will endorse thereon a notation as to the portion of the principal of the promissory note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.
11.15
Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Agent or the Lenders. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Agent, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Agent, the Lenders or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Agent or the Lenders in Cash.
11.16
Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.
11.17
No Third Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any Person other than Agent, the Lenders and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely among Agent, the Lenders and the Borrower.

11.18
Agency. Agent and each Lender hereby agree to the terms and conditions set forth on Addendum 3 attached hereto. Borrower acknowledges and agrees to the terms and conditions set forth on Addendum 3 attached hereto.
11.19
Publicity. None of the parties hereto nor any of its respective member businesses and Affiliates shall, without the other parties’ prior written consent, publicize or use (a) the other party's name (including a brief description of the relationship among the parties hereto), logo or hyperlink to such other parties’ web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the "Publicity Materials"); (b) the names of officers of such other parties in the Publicity Materials; and (c) such other parties’ name, trademarks, servicemarks in any news or press release concerning such party; provided however, notwithstanding anything to the contrary herein, no such consent shall be required (i) to the extent necessary to comply with the requests of any regulators, legal requirements or laws applicable to such party, pursuant to any listing agreement with any national securities exchange (so long as such party provides prior notice to the other party hereto to the extent reasonably practicable) and (ii) to comply with Section 11.13.
1.10
Multiple Borrowers. Each Borrower hereby agrees to the terms and conditions set forth on Addendum 4 attached hereto.
11.20
Electronic Execution of Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation assignments, assumptions, amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the California Uniform Electronic Transaction Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(SIGNATURES TO FOLLOW)

IN WITNESS WHEREOF, Borrower, Agent and the Lenders have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

BORROWER:

AKERO THERAPEUTICS, INC.

Signature: /s/ Andrew Cheng__________

Print Name: Andrew Cheng

Title: President and Chief Executive Officer

Accepted in Palo Alto, California:

AGENT:

HERCULES CAPITAL, INC.

Signature: /s/ Seth Meyer ______________

Print Name: Seth Meyer

Title: Chief Financial Officer

LENDERS:

HERCULES CAPITAL, INC.

Signature: /s/ Seth Meyer_____________

Print Name: Seth Meyer

Title: Chief Financial Officer

HERCULES PRIVATE GLOBAL VENTURE GROWTH FUND I L.P.

By: Hercules Adviser LLC, its Investment Adviser

Signature: /s/ Seth Meyer_____________

Print Name: Seth Meyer

Title: Authorized Signatory

Table of Addenda, Exhibits and Schedules

Addendum 1: Taxes; Increased Costs

Addendum 2: SBA Provisions

Addendum 3: Agent and Lender Terms

Addendum 4: Multiple Borrower Terms

Exhibit A: Advance Request
Attachment to Advance Request

Exhibit B: Name, Locations, and Other Information for Borrower

Exhibit C: Borrower’s Patents, Trademarks, Copyrights and Licenses

Exhibit D: Borrower’s Deposit Accounts and Investment Accounts

Exhibit E: Compliance Certificate

Exhibit F: Joinder Agreement

Exhibit G: [Reserved.]

Exhibit H: ACH Debit Authorization Agreement

Exhibit I: [Reserved.]

Exhibit J-1: Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit J-2: Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit J-3: Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit J-4: Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Schedule 1.1 Commitments

Schedule 1 Subsidiaries
Schedule 1A Existing Permitted Indebtedness
Schedule 1B Existing Permitted Investments
Schedule 1C Existing Permitted Liens
Schedule 5.3 Consents, Etc.
Schedule 5.8 Tax Matters
Schedule 5.9 Intellectual Property Claims

Schedule 5.10 Intellectual Property
Schedule 5.11 Borrower Products

Schedule 5.13 Employee Loans
Schedule 5.14 Capitalization

Schedule 7.20 Affiliate Transactions

ADDENDUM 1 to LOAN AND SECURITY AGREEMENT

TAXES; INCREASED COSTS

1.
Defined Terms. For purposes of this Addendum 1:
a.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
b.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Term Commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Loan or Term Commitment or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2 or Section 4 of this Addendum 1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 7 of this Addendum 1 and (iv) any withholding Taxes imposed under FATCA.
c.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities and implementing such Sections of the Code.
d.
“Foreign Lender” means a Lender that is not a U.S. Person.
e.
“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.
f.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
g.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery,

performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
h.
“Recipient” means the Agent or any Lender, as applicable.
i.
“Withholding Agent” means the Borrower and the Agent.
2.
Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2 or Section 4 of this Addendum 1) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
3.
Payment of Other Taxes by Borrower. The Borrower shall timely pay to the relevant governmental authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.
4.
Indemnification by Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under Section 2 of this Addendum 1 or this Section 4) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate describing the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. In addition, the Borrower agrees to pay, and to save the Agent and any Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of the Agent or such Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement.
5.
Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (a) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (b) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.8 of the Agreement relating to the maintenance of a Participant Register and (c) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this Section 5.
6.
Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a governmental authority pursuant to the provisions of this Addendum 1, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such governmental authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.
7.
Status of Lenders.
a.
Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 7(b)(i), 7(b)(ii) and 7(b)(iv) of this Addendum 1) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
b.
Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
i.
any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
ii.
any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:
A.
in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, appropriately completed and executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, appropriately completed and IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of,

U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
B.
appropriately completed and executed copies of IRS Form W-8ECI;
C.
in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or
D.
to the extent a Foreign Lender is not the beneficial owner, appropriately completed and executed copies of IRS Form W-8IMY, accompanied by appropriately completed and executed copies of IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;
iii.
any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and
iv.
if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

c.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.
8.
Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to the provisions of this Addendum 1 (including by the payment of additional amounts pursuant to the provisions of this Addendum 1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under the provisions of this Addendum 1 with respect to the Taxes giving rise to such refund), net of all reasonable and documented out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 8 (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this Section 8, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 8 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 8 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
9.
Increased Costs. If any change in applicable law shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result shall be to increase the cost to such Recipient of making, converting to, continuing or maintaining any Term Loan Advance or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Recipient (whether of principal, interest or any other amount), then, upon the request of such Recipient, the Borrower will pay to such Recipient such additional amount or amounts as will compensate such Recipient for such additional costs incurred or reduction suffered.
10.
Mitigation Obligations; Replacement of Lenders.
a.
Designation of a Different Lending Office. If any Lender requests compensation under Section 9 of this Addendum 1, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to this Addendum 1, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable by Borrower pursuant to this Addendum 1, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

b.
Replacement of Lenders. If the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to this Addendum 1 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 10(a), or if a Lender fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, then the Borrower may, at its sole expense and effort, upon notice to such Lender and Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to Section 11.7 of the Loan Agreement), all of its interests, rights (other than its existing rights to payments pursuant to this Addendum 1) and obligations under this Loan Agreement and the related Loan Documents to an Assignee that shall assume such obligations. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents, including all principal, interest and fees through the date of assignment (but excluding any prepayment charge).
11.
Survival. Each party’s obligations under the provisions of this Addendum 1 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

ADDENDUM 2 to LOAN AND SECURITY AGREEMENT

SBIC

(a)
Borrower’s Business. For purposes of this Addendum 2, Borrower shall be deemed to include its “affiliates” as defined in Title 13 Code of Federal Regulations Section 121.103. Borrower represents and warrants to Agent and the Lenders as of each SBA Funding Date and covenants to Agent and the Lenders for a period of one year after each SBA Funding Date or for such longer period as set forth below with respect to subsections 2, 3, 4, 5, 6 and 7 below, as follows:
1.
Size Status. Borrower’s primary NAICS code is 325412 and has less than 750 employees in the aggregate;
2.
No Relender. Borrower’s primary business activity does not involve, directly or indirectly, providing funds to others, purchasing debt obligations, factoring, or long-term leasing of equipment with no provision for maintenance or repair;
3.
No Passive Business. Borrower is engaged in a regular and continuous business operation (excluding the mere receipt of payments such as dividends, rents, lease payments, or royalties). Borrower’s employees are carrying on the majority of day to day operations. Borrower will not pass through substantially all of the proceeds of the Loan to another entity;
4.
No Real Estate Business. Borrower is not classified under North American Industry Classification System (NAICS) codes 531110 (lessors of residential buildings and dwellings), 531120 (lessors of nonresidential buildings except miniwarehouses), 531190 (lessors of other real estate property), 237210 (land subdivision), or 236117 (new housing for-sale builders). Borrower is not classified under NAICS codes 236118 (residential remodelers), 236210 (industrial building construction), or 236220 (commercial and institutional building construction), if Borrower is primarily engaged in construction or renovation of properties on its own account rather than as a hired contractor. Borrower is not classified under NAICS codes 531210 (offices of real estate agents and brokers), 531311 (residential property managers), 531312 (nonresidential property managers), 531320 (offices of real estate appraisers), or 531390 (other activities related to real estate), unless it derives at least 80 percent of its revenue from non-Affiliate sources. The proceeds of the Loan will not be used to acquire or refinance real property unless Borrower (x) is acquiring an existing property and will use at least 51 percent of the usable square footage for its business purposes; (y) is building or renovating a building and will use at least 67 percent of the usable square footage for its business purposes; or (z) occupies the subject property and uses at least 67 percent of the usable square footage for its business purposes.
5.
No Project Finance. Borrower’s assets are not intended to be reduced or consumed, generally without replacement, as the life of its business progresses, and the nature of Borrower’s business does not require that a stream of cash payments be made to the business's financing sources, on a

1

basis associated with the continuing sale of assets (e.g., real estate development projects and oil and gas wells). The primary purpose of the Loan is not to fund production of a single item or defined limited number of items, generally over a defined production period, where such production will constitute the majority of the activities of Borrower (e.g., motion pictures and electric generating plants).
6.
No Farm Land Purchases. Borrower will not use the proceeds of the Loan to acquire farm land which is or is intended to be used for agricultural or forestry purposes, such as the production of food, fiber, or wood, or is so taxed or zoned.
7.
No Foreign Investment. The proceeds of the Loan will not be used substantially for a foreign operation. Borrower will not have, on or within one year after each SBA Funding Date and each other Loan provided by a Lender that is an SBIC more than 49 percent of its employees or tangible assets located outside the United States of America.
(b)
Small Business Administration Documentation. Agent and the Lenders acknowledge that Borrower completed, executed and delivered to Agent prior to each SBA Funding Date SBA Forms 480, 652 and 1031 (Parts A and B) together with a business plan showing Borrower’s financial projections (including balance sheets and income and cash flows statements) for the period described therein and a written statement (whether included in the purchase agreement or pursuant to a separate statement) from Agent regarding its intended use of proceeds from the sale of securities to the Lenders (the “Use of Proceeds Statement”). Borrower represents and warrants to Agent and the Lenders that the information regarding Borrower and its affiliates set forth in the SBA Form 480, Form 652 and Form 1031 and the Use of Proceeds Statement delivered as of each SBA Funding Date is accurate and complete.
(c)
Inspection. The following covenants contained in this Section (c) are intended to supplement and not to restrict the related provisions of the Loan Documents. Subject to the preceding sentence, once per year at reasonable times not disruptive to Borrower’s business, Borrower will permit, for so long as the Lenders hold any debt or equity securities of Borrower, Agent, the Lenders or their representative, at Agent’s or the Lenders’ expense, and examiners of the SBA to visit and inspect the properties and assets of Borrower, to examine its books of account and records, and to discuss Borrower’s affairs, finances and accounts with Borrower’s officers, senior management and accountants, all at such reasonable times as may be requested by Agent or the Lenders or the SBA.
(d)
Annual Assessment. Upon request of Agent or Lender, promptly after the end of each calendar year (but in any event prior to February 28 of each year) and at such other times as may be reasonably requested by Agent or the Lenders, Borrower will deliver to Agent a written assessment of the economic impact of the Lenders’ investment in Borrower, specifying the full-time equivalent jobs created or retained in connection with the investment, the impact of the investment on the businesses of Borrower in terms of expanded revenue and taxes, other economic benefits resulting from the investment (such as technology development or commercialization, minority business development, or expansion of exports) and such other information as may be required regarding Borrower in connection with the filing of the Lenders’ SBA Form 468. The Lenders will assist Borrower with preparing such assessment. In addition to any other rights granted hereunder, Borrower will grant Agent and the Lenders and the SBA access (during regular

2

business hours and upon reasonable prior notice) to Borrower’s books and records for the purpose of verifying the use of such proceeds. Borrower also will furnish or cause to be furnished to Agent and the Lenders such other information regarding the business, affairs and condition of Borrower as Agent or the Lenders may from time to time reasonably request, and such information shall be certified by the President, Chief Executive Officer or Chief Financial Officer of Borrower to the extent requested by Agent or Lender for compliance with the SBIC Act.
(e)
Use of Proceeds. Borrower will use the proceeds from the Loan only for purposes set forth in Section 7.17. Borrower will deliver to Agent from time to time promptly following Agent’s request, a written report, certified as correct by Borrower's Chief Financial Officer, verifying the purposes and amounts for which proceeds from the Loan have been disbursed. Borrower will supply to Agent such additional information and documents as Agent reasonably requests with respect to its use of proceeds and will, to the extent required by Section 7.2, permit Agent and the Lenders and the SBA to have access (during regular business hours and upon reasonable prior notice) to any and all Borrower records and information and personnel as Agent deems necessary to verify how such proceeds have been or are being used, and to assure that the proceeds have been used for the purposes specified in Section 7.17.
(f)
Activities and Proceeds. Neither Borrower nor any of its affiliates (if any) will engage in any activities or use directly or indirectly the proceeds from the Loan for any purpose for which a small business investment company is prohibited from providing funds by the SBIC Act, including 13 C.F.R. §107.720. The Borrower shall not, nor shall it cause or permit any of its subsidiaries to, without obtaining the prior written approval of Agent, change within one (1) year of the date hereof the Borrower’s or any such subsidiary’s business activities from that conducted on the date hereof to a business activity from which a licensee under the SBIC Act is prohibited from providing funds by the SBIC Act. The Borrower agrees that any such change in its or any such subsidiary’s business activities without such prior written consent of Agent shall constitute a material breach of the obligations of the Borrower under this Addendum 2.
(g)
Redemption Provisions. Notwithstanding any provision to the contrary contained in the Certificate of Incorporation of Borrower, as amended from time to time (the “Charter”), if, pursuant to the redemption provisions contained in the Charter, the Lenders is entitled to a redemption of its Warrant, such redemption (in the case of the Lenders) will be at a price equal to the redemption price set forth in the Charter (the “Existing Redemption Price”). If, however, the Lenders delivers written notice to Borrower that the then current regulations promulgated under the SBIC Act prohibit payment of the Existing Redemption Price in the case of an SBIC (or, if applied, the Existing Redemption Price would cause any series of preferred stock to lose its classification as an “equity security” and the Lenders has determined that such classification is unadvisable), the amount the Lenders will be entitled to receive shall be the greater of (i) fair market value of the securities being redeemed taking into account the rights and preferences of such securities plus any costs and expenses of the Lenders incurred in making or maintaining the Warrant, and (ii) the Existing Redemption Price where the amount of accrued but unpaid dividends payable to the Lenders is limited to Borrower's earnings plus any costs and expenses of the Lenders incurred in making or maintaining the Warrant; provided, however, the amount calculated in subsections (i) or (ii) above shall not exceed the Existing Redemption Price.

(h)
Compliance and Resolution. Borrower agrees that a failure to comply with Borrower’s obligations under this Addendum, or any other set of facts or circumstances where it

3

has been asserted by any governmental regulatory agency (or Agent or the Lenders believes that there is a substantial risk of such assertion) that Agent, the Lenders and their affiliates are not entitled to hold, or exercise any significant right with respect to, any securities issued to the Lenders by Borrower, will constitute a breach of the obligations of Borrower under the financing agreements among Borrower, Agent and the Lenders. In the event of (i) a failure to comply with Borrower’s obligations under this Addendum; or (ii) an assertion by any governmental regulatory agency (or Agent or the Lenders believe that there is a substantial risk of such assertion) of a failure to comply with Borrower’s obligations under this Addendum, then (i) Agent, the Lenders and Borrower will meet and resolve any such issue in good faith to the satisfaction of Borrower, Agent, the Lenders, and any governmental regulatory agency, and (ii) upon request of the Lenders or Agent, Borrower will cooperate and assist with any assignment of the financing agreements among any Lender and Hercules Capital, Inc.

4

ADDENDUM 3 to LOAN AND SECURITY AGREEMENT

Agent and Lender Terms

(a)
Each Lender hereby irrevocably appoints Hercules Capital, Inc. to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.
(b)
Each Lender agrees to indemnify the Agent in its capacity as such (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so), according to its respective Term Commitment percentages (based upon the total outstanding Term Commitments) in effect on the date on which indemnification is sought under this Addendum 3, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
(c)
Agent in Its Individual Capacity. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as Agent hereunder in its individual capacity.
(d)
Exculpatory Provisions. The Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent shall not:
(i)
be subject to any fiduciary or other implied duties, regardless of whether any Default or any Event of Default has occurred and is continuing;
(ii)
have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Lenders, provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and
(iii)
except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and the Agent shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as the Agent or any of its Affiliates in any capacity.
(e)
The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Lenders or as the Agent shall believe in good faith shall be necessary, under the circumstances or (ii) in the absence of its own gross negligence or willful misconduct.

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(f)
The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.
(g)
Reliance by Agent. Agent may rely, and shall be fully protected in acting, or refraining to act, upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document that it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of cables, telecopies and telexes, to have been sent by the proper party or parties. In the absence of its gross negligence or willful misconduct, Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to Agent and conforming to the requirements of this Agreement or any of the other Loan Documents. Agent may consult with counsel, and any opinion or legal advice of such counsel shall be full and complete authorization and protection in respect of any action taken, not taken or suffered by Agent hereunder or under any Loan Documents in accordance therewith. Agent shall have the right at any time to seek instructions concerning the administration of the Collateral from any court of competent jurisdiction. Agent shall not be under any obligation to exercise any of the rights or powers granted to Agent by this Agreement and the other Loan Documents at the request or direction of the Lenders unless Agent shall have been provided by the Lenders with adequate security and indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction.

ADDENDUM 4 to LOAN AND SECURITY AGREEMENT

Multiple Borrower Terms

(a)
Borrower’s Agent. Each of the Borrowers hereby irrevocably appoints Akero Therapeutics as its agent, attorney-in-fact and legal representative for all purposes, including requesting disbursement of the Term Loan and receiving account statements and other notices and communications to Borrowers (or any of them) from the Agent or any Lender. The Agent may rely, and shall be fully protected in relying, on any request for the Term Loan Advances, disbursement instruction, report, information or any other notice or communication made or given by Akero Therapeutics, whether in its own name or on behalf of one or more of the other Borrowers, and the Agent shall not have any obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on it of any such request, instruction, report, information, other notice or communication, nor shall the joint and several character of the Borrowers’ obligations hereunder be affected thereby.
(b)
Waivers. Each Borrower hereby waives: (i) any right to require the Agent to institute suit against, or to exhaust its rights and remedies against, any other Borrower or any other person, or to proceed against any property of any kind which secures all or any part of the Secured Obligations, or to exercise any right of offset or other right with respect to any reserves, credits or deposit accounts held by or maintained with the Agent or any Indebtedness of the Agent or any

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" "" ""

Lender to any other Borrower, or to exercise any other right or power, or pursue any other remedy the Agent or any Lender may have; (ii) any defense arising by reason of any disability or other defense of any other Borrower or any guarantor or any endorser, co-maker or other person, or by reason of the cessation from any cause whatsoever of any liability of any other Borrower or any guarantor or any endorser, co-maker or other person, with respect to all or any part of the Secured Obligations, or by reason of any act or omission of the Agent or others which directly or indirectly results in the discharge or release of any other Borrower or any guarantor or any other person or any Secured Obligations or any security therefor, whether by operation of law or otherwise; (iii) any defense arising by reason of any failure of the Agent to obtain, perfect, maintain or keep in force any Lien on, any property of any Borrower or any other person; (iv) any defense based upon or arising out of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any other Borrower or any guarantor or any endorser, co-maker or other person, including without limitation any discharge of, or bar against collecting, any of the Secured Obligations (including without limitation any interest thereon), in or as a result of any such proceeding. Until all of the Secured Obligations have been paid, performed, and discharged in full, nothing shall discharge or satisfy the liability of any Borrower hereunder except the full performance and payment of all of the Secured Obligations. If any claim is ever made upon the Agent for repayment or recovery of any amount or amounts received by the Agent in payment of or on account of any of the Secured Obligations, because of any claim that any such payment constituted a preferential transfer or fraudulent conveyance, or for any other reason whatsoever, and the Agent repays all or part of said amount by reason of any judgment, decree or order of any court or administrative body having jurisdiction over the Agent or any of its property, or by reason of any settlement or compromise of any such claim effected by the Agent with any such claimant (including without limitation the any other Borrower), then and in any such event, each Borrower agrees that any such judgment, decree, order, settlement and compromise shall be binding upon such Borrower, notwithstanding any revocation or release of this Agreement or the cancellation of any note or other instrument evidencing any of the Secured Obligations, or any release of any of the Secured Obligations, and each Borrower shall be and remain liable to the Agent and the Lenders under this Agreement for the amount so repaid or recovered, to the same extent as if such amount had never originally been received by the Agent or any Lender, and the provisions of this sentence shall survive, and continue in effect, notwithstanding any revocation or release of this Agreement. Each Borrower hereby expressly and unconditionally waives all rights of subrogation, reimbursement and indemnity of every kind against any other Borrower, and all rights of recourse to any assets or property of any other Borrower, and all rights to any collateral or security held for the payment and performance of any Secured Obligations, including (but not limited to) any of the foregoing rights which Borrower may have under any present or future document or agreement with any other Borrower or other person, and including (but not limited to) any of the foregoing rights which any Borrower may have under any equitable doctrine of subrogation, implied contract, or unjust enrichment, or any other equitable or legal doctrine.
(c)
Consents. Each Borrower hereby consents and agrees that, without notice to or by Borrower and without affecting or impairing in any way the obligations or liability of Borrower hereunder, the Agent may, from time to time before or after revocation of this Agreement, do any one or more of the following in its sole and absolute discretion: (i) accept partial payments of, compromise or settle, renew, extend the time for the payment, discharge, or performance of, refuse to enforce, and release all or any parties to, any or all of the Secured Obligations; (ii) grant any other indulgence to any Borrower or any other Person in respect of any or all of the Secured Obligations or any other matter; (iii) accept, release, waive, surrender, enforce, exchange, modify, impair, or extend the time for the performance, discharge, or payment of, any and all property of any kind securing any or all of the Secured Obligations or any guaranty of any or all of the Secured

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Obligations, or on which the Agent at any time may have a Lien, or refuse to enforce its rights or make any compromise or settlement or agreement therefor in respect of any or all of such property; (iv) substitute or add, or take any action or omit to take any action which results in the release of, any one or more other Borrowers or any endorsers or guarantors of all or any part of the Secured Obligations, including, without limitation one or more parties to this Agreement, regardless of any destruction or impairment of any right of contribution or other right of Borrower; (v) apply any sums received from any other Borrower, any guarantor, endorser, or co-signer, or from the disposition of any Collateral or security, to any Indebtedness whatsoever owing from such person or secured by such Collateral or security, in such manner and order as the Agent determines in its sole discretion, and regardless of whether such Indebtedness is part of the Secured Obligations, is secured, or is due and payable. Each Borrower consents and agrees that the Agent shall be under no obligation to marshal any assets in favor of Borrower, or against or in payment of any or all of the Secured Obligations. Each Borrower further consents and agrees that the Agent shall have no duties or responsibilities whatsoever with respect to any property securing any or all of the Secured Obligations. Without limiting the generality of the foregoing, the Agent shall have no obligation to monitor, verify, audit, examine, or obtain or maintain any insurance with respect to, any property securing any or all of the Secured Obligations.
(d)
Independent Liability. Each Borrower hereby agrees that one or more successive or concurrent actions may be brought hereon against such Borrower, in the same action in which any other Borrower may be sued or in separate actions, as often as deemed advisable by Agent. Each Borrower is fully aware of the financial condition of each other Borrower and is executing and delivering this Agreement based solely upon its own independent investigation of all matters pertinent hereto, and such Borrower is not relying in any manner upon any representation or statement of the Agent or any Lender with respect thereto. Each Borrower represents and warrants that it is in a position to obtain, and each Borrower hereby assumes full responsibility for obtaining, any additional information concerning any other Borrower’s financial condition and any other matter pertinent hereto as such Borrower may desire, and such Borrower is not relying upon or expecting the Agent to furnish to it any information now or hereafter in the Agent’s possession concerning the same or any other matter.
(e)
Subordination. All Indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Secured Obligations and the Borrower holding the Indebtedness shall take all actions reasonably requested by Agent to effect, to enforce and to give notice

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" "" ""